Exhibit 10.21
CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
DISTRIBUTION AGREEMENT
PREAMBLE
     THIS DISTRIBUTION AGREEMENT (“Agreement”) is entered into as of the 30th day of November, 2007 (the “Effective Date”) by and between Santarus, Inc., a Delaware corporation, with its principal place of business at 10590 West Ocean Air Drive, Suite 200, San Diego, CA 92130 (“Santarus”) and Glaxo Group Limited, an English company with its principal place of business at 40 Berkeley Avenue Greenford Middlesex United Kingdom on behalf of itself and its Affiliates (together “GSK”). Santarus and GSK are sometimes collectively referred to herein as the “Parties” and individually as a “Party”.
     WHEREAS, Santarus desires to engage GSK to exclusively promote and distribute PR Product (as hereinafter defined) in the Territory (as hereinafter defined) to ensure that the PR Product is available to those who need it and to permit GSK to utilize Santarus’ Trademarks (as hereinafter defined) in connection with the promotion and distribution of PR Product in the Territory, and GSK desires to be so engaged by Santarus, in each case in accordance with the terms and conditions of this Agreement;
     WHEREAS, concurrently herewith, the Parties are entering into that certain License Agreement (the “ROW License”) for the manufacture, development and commercialization of Licensed Products (as defined in the ROW License) on the terms and conditions set forth therein; and
     WHEREAS, GSK desires to purchase from Santarus, and Santarus agrees to supply to GSK, initial quantities of PR Product for GSK’s distribution in the Territory.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and legal sufficiency of which are hereby mutually acknowledged, GSK and Santarus hereby agree as follows:
ARTICLE 1
DEFINITIONS
The following capitalized terms shall have the meanings set forth below when used in this Agreement:
          1.1 “Adverse Event” means any untoward medical occurrence in a patient or clinical trial subject who has been administered a PR Product, where the untoward medical occurrence is temporally associated with the use of the PR Product, whether or not considered related to the PR Product. An Adverse Event can therefore be any unfavourable and unintended sign

(including an abnormal laboratory finding) symptom or disease (new or exacerbated) temporally associated with the use of a PR Product. For a marketed PR Product, this can also include failure to produce expected benefits (i.e. lack of efficacy), and adverse events associated with circumstances of abuse or misuse. In addition to the foregoing, in the context of clinical trials, an Adverse Event will also mean events associated with or possibly attributable to the clinical trial protocol design or clinical trial procedures.
          1.2 “Affiliate” with respect to any Person means any other Person, whether de jure or de facto, that directly or indirectly, controls, is controlled by, or is under common control with such first Person, as applicable, for as long as such control exists. Solely as used in this definition, “control” means (a) direct or indirect ownership of more than fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of such Person, as applicable, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the policies and management of such Person, as applicable, whether by the ownership of stock, by contract, or otherwise.
          1.3 “Agreement” has the meaning set forth in the Preamble.
          1.4 “Anti-Kickback Statute” means the Medicare and Medicaid Anti-Kickback Statute set forth at 42 U.S.C. Section 1320a-7b(b).
          1.5 “API” means any active pharmaceutical ingredient in PR Product.
          1.6 “Applicable Law” means all applicable provisions of any and all Federal, national, state, provincial, and local statutes, laws, rules, regulations, administrative codes, ordinances, decrees, orders, decisions, injunctions, awards judgments, permits and licenses of or from governmental authorities relating to or governing the use or regulation of the subject item, including the Anti-Kickback Statute, the FD&C Act and the PDMA.
          1.7 “Authorized Manufacturer” has the meaning set forth in Section 5.3.
          1.8 “Business Day” means any day other than a day which is a Saturday, a Sunday or any day banks are authorized or required to be closed in New York, New York.
          1.9 “Calendar Quarter” means each of the consecutive three (3) month periods ending March 31, June 30, September 30, and December 31, as the case may be.
          1.10 “Certificate of Compliance” means the following document(s) from Santarus’ Third Party manufacturer(s) of PR Products supplied in the Initial Supply: (a) the certificate of analysis confirming the identity, strength, quality and purity of each invoiced batch of finished product to which it pertains and (b) the certificate of manufacturing confirming that each invoiced batch of PR Product was manufactured, tested, stored and supplied by such Third Party manufacturer in compliance with its agreement with Santarus, including applicable Specifications, Good Manufacturing Practices and Applicable Law.

          1.11 “Commercially Reasonable Efforts” means those diligent efforts and resources, with respect to a particular Party, at the relevant point in time, that are comparable to those generally used by that Party, in good faith, in the exercise of its reasonable and prudent business judgment relating to other prescription pharmaceutical products owned or licensed by it or to which it has exclusive rights in the Territory, which have market potential and are at a stage of product life similar to the PR Product in the Territory, taking into account measures of relative safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory structure involved, the relative profitability of the products and other relevant factors including comparative technical, scientific or medical factors. Such Commercially Reasonable Efforts shall include (i) promptly assigning responsibility for manufacturing and commercialization activities to specific employees who are held accountable for progress and monitoring such progress on an on-going basis, (ii) setting and consistently seeking to achieve specific and meaningful objectives and timelines for carrying out such manufacturing and commercialization activities, (iii) consistently making and implementing decisions and allocating resources designed to advance progress with respect to such objectives and timelines, and (iv) employing compensation systems for its employees working with the PR Product that are similar to the compensation systems the applicable Party applies with respect to its other programs with products of similar potential. With respect to PR Products for the Territory, “Commercially Reasonable Efforts” shall also require active, on-going activities by, or under authority of, GSK in connection with the marketing, promotion, advertisement, sale and distribution of PR Product in the Territory.
          1.12 “Confidential Information” means any and all information disclosed to or obtained by Recipient pursuant to or in connection with the negotiation, execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby and any and all information regarding, related to, or associated with any or all elements of this Agreement, including the PR Product or each Party’s operations, that is disclosed by the Disclosing Party to the Recipient; provided, however, that Confidential Information will not include information which: (a) at the time of disclosure is in the public domain; (b) after disclosure becomes part of the public domain, except through breach of this Agreement; (c) the Recipient can demonstrate by reasonable proof was in its possession prior to the time of disclosure by the Disclosing Party hereunder, and was not acquired directly or indirectly from the Disclosing Party; (d) the Recipient can demonstrate by reasonable proof was developed by or on behalf of Recipient independent of and without reference to the Disclosing Party’s Confidential Information; or (e) becomes available to Recipient from a Third Party who did not acquire such information directly or indirectly from the Disclosing Party and who is not otherwise prohibited from disclosing such information.
          1.13 “Confidentiality Agreement” has the meaning set forth in Section 11.1(h).
          1.14 “Cure Period” has the meaning set forth in Section 12.2.
          1.15 “Customers” means Third Party purchasers of PR Product in the Territory.

          1.16 “DDMAC” means the FDA’s Division of Drug Marketing, Advertising and Communications or any successor agency having similar jurisdiction with respect to PR Product in the Territory.
          1.17 “Data” means any and all research and development data, such as preclinical data, pharmacology data, chemistry data (including analytical, product characterization, manufacturing, and stability data), toxicology data, clinical data (including investigator reports (both preliminary and final), statistical analyses, expert opinions and reports, safety and other electronic databases), together with supporting data, in each case specifically directed to, or used in the development of, a PR Product. For clarity, “Data” includes results from any post-approval clinical studies of PR Products.
          1.18 “Disclosing Party” has the meaning set forth in Section 11.1(a).
          1.19 “Dispute” has the meaning set forth in Section 13.1.1.
          1.20 “Dispute Notice” has the meaning set forth in Section 13.1.1.
          1.21 “Effective Date” means the date first set forth in the Preamble.
          1.22 “FDA” means the United States Food and Drug Administration, or any successor agency having similar jurisdiction with respect to the PR Product in the Territory.
          1.23 “FD&C Act” means the Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder from time to time.
          1.24 “FSS” has the meaning set forth in Section 2.2.1.
          1.25 “Force Majeure” means occurrences beyond the reasonable control of the Party affected, including acts of God, embargoes, governmental restrictions, terrorism, materials shortages or failure of any supplier (where such shortage or failure is attributable to an event of Force Majeure suffered by such supplier, except that such shortage or failure need not be attributable to an event of Force Majeure suffered by such supplier with respect to Santarus’ obligations in connection with Initial Supply of PR Product), fire, flood, explosion, earthquake, hurricanes, storms, tornadoes, riots, wars, civil disorder, failure of public utilities or common carriers, labor disturbances, rebellion or sabotage.
          1.26 “GAAP” means United States generally accepted accounting principles, consistently applied.
          1.27 “Generic Product” means a pharmaceutical product sold by a Third Party in the Territory, which pharmaceutical product (a) contains the same APIs as the applicable PR Product being sold in the Territory by GSK under this Agreement, (b) is bioequivalent to the applicable PR Product being sold in the Territory by GSK under this Agreement with respect to pharmacokinetic properties and is AB rated as such by the FDA, (c) is the same dosage form, route of administration and strength of the applicable PR Product being sold in the Territory by GSK under this Agreement and sold for the same indication as the PR Product and (d) lawfully being sold in the Territory by the Third Party under an FDA approved Abbreviated New Drug Application (“ANDA”) or any equivalent approval as may be available at the time; provided, however, that “Generic Product” shall not include any OTC Product
          1.28 “Good Manufacturing Practices” means all current good manufacturing practices that apply to the manufacture of API and clinical or commercial supply of PR Product for the Territory, including the United States regulations set forth under Title 21 of the United States Code of Federal Regulations, parts 210 and 211, as may be amended from time-to-time, as well as all applicable guidance published from time-to-time by the FDA and the International Conference on Harmonisation Guidelines ICHQ7A Good Manufacturing Practice Guidance for API.
          1.29 “Governmental Authority” means any Federal, state, local or foreign governmental authority, regulatory agency or other governmental body in the Territory.
          1.30 “GSK” has the meaning set forth in the Preamble.
          1.31 “GSK Indemnitees” has the meaning set forth in Section 9.1.
          1.32 “GSK IP” means (a) any patents and patent applications owned or controlled by GSK or its Affiliates covering any [***] and (b) any know-how [***].
          1.33 “Important Medical Event” means an Adverse Event that may not be immediately life-threatening or result in death or hospitalisation but may jeopardise the subject or require medical or surgical intervention to prevent one of the outcomes listed in (a) — (e) of the definition of Serious Adverse Event. Examples of such events include invasive or malignant cancers, intensive treatment (in an emergency room or at home) for allergic bronchospasm, blood dyscrasias or convulsions that do not result in hospitalisation, or the development of drug dependency or abuse, overdose or misuse.
          1.34 “Ineligible Person” means an individual or entity who: (a) is currently excluded, debarred, suspended or otherwise ineligible to participate in the Federal health care programs or in Federal procurement or nonprocurement programs, or (b) has been convicted of a criminal offense that falls within the ambit of 42 U.S.C. 1320a-7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible.
          1.35 “Indemnitee” has the meaning set forth in Section 9.3.
          1.36 “Indemnitor” has the meaning set forth in Section 9.3.
          1.37 “Intellectual Property” means all proprietary materials, ideas, inventions, data, instructions, processes and other information, and all patents and patent applications, in existence as of the Effective Date or during the Term, that are owned or controlled by Santarus and generally or specifically claim or cover the manufacture, use, sale or importation of the PR Product.
          1.38 “Losses” has the meaning set forth in Section 9.1.

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          1.39 “Managed Care Market” means any health maintenance organizations, private health insurers, pharmaceutical benefit managers, government payors (including Medicare Part D and Reforma), long-term care providers, organized employer formularies, group purchasing organizations or other organized buyer groups, which group purchasing organizations or other organized buyer groups are not themselves retailers or wholesalers of PR Product.
          1.40 “Manufacturing Cost” means all amounts paid or payable by a Party to Third Parties (or to Santarus with respect to GSK’s Manufacturing Cost for Initial Supply) for manufacture, packaging, handling, storage, shipment or insurance of PR Products, including any amounts for raw materials or API, all the foregoing as calculated in accordance with GAAP.
          1.41 “Missouri Agreement” means that certain Exclusive License Agreement between Santarus and the Curators of the University of Missouri (“UMissouri”) effective as of January 26, 2001, as amended from time to time.
          1.42 “NDA” means a New Drug Application filed with the FDA for any pharmaceutical product, requesting permission to place such pharmaceutical product on the market in accordance with 21 CFR Part 314, and all amendments or supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning such product which are necessary for FDA approval to market such product in the Territory.
          1.43 “NDC” means National Drug Code.
          1.44 “Net Sales” means the gross amount invoiced by GSK and its Affiliates and any permitted sub-distributors (the “Selling Party”) to Third Parties for the sales of PR Products in the Territory. To the extent that the gross amounts invoiced by the Selling Party for such sales of PR Products do not already reflect deductions or exclusions of the following amounts, the following may be deducted in calculation of Net Sales, in accordance with GAAP, to the extent such deductions are at rates customary within the industry and the Territory:
          (i) [***];
          (ii) [***]; and
          (iii) [***].
Net Sales shall not include sales of PR Products between and among GSK and its Affiliates and permitted sub-distributors who are not wholesalers; provided, however, that Net Sales shall include the amounts invoiced by the Selling Party (with applicable deductions as set forth above) upon any resale of such PR Products to a Third Party. With respect to PR Products, if any, that are sold in “bundles” with other products or services, if the amount invoiced for the applicable PR Products represents a discount greater than the average discount for all products and services in the applicable “bundle,” then Net Sales for such “bundled” PR Product shall be determined using a sales price based on [***].

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References in this Agreement to Santarus’ Net Sales shall have the same meaning set forth above with respect to the applicable Santarus sales of PR Product with all references above to GSK being changed to Santarus.
          1.45 “NOV” means a notice of violation, otherwise known as an “untitled letter” sent by DDMAC.
          1.46 “OTC Product” means any pharmaceutical product containing omeprazole as an active ingredient formulated in combination with one or more buffering agents and for which a prescription from a health care practitioner is not required in order to dispense, purchase or use such product in the Territory.
          1.47 “Party” or “Parties” has the meaning set forth in the Preamble.
          1.48 “PDMA” means the Prescription Drug Marketing Act of 1987, as amended, and the regulations promulgated thereunder from time to time.
          1.49 “Person” means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust or other entity, or any government or regulatory administrative or political subdivision or agency, department or instrumentality thereof.
          1.50 “PhRMA Code” means the PhRMA Code on Interactions with Health Care Professionals, as amended.
          1.51 “PPI” means any proton pump inhibitor, e.g. omeprazole.
          1.52 “PPI Pharmaceutical Product” means a pharmaceutical product containing one or more PPIs as active pharmaceutical ingredients.
          1.53 “PR Product” means the pharmaceutical product with omeprazole and sodium bicarbonate as the active ingredients, as more particularly specified under the following NDAs: NDA #21-849 (capsules) and NDA #21-636 (powder for oral suspension). For the purposes of clarity, “PR Product” shall be limited to drug product for which a prescription from a health care practitioner is required in order to dispense, purchase or use such PR Product, and shall exclude any OTC Product. As of the Effective Date, the PR Product is known as “Zegerid” and is marketed solely in 20 mg and 40 mg powder for oral suspension and capsule dosage forms. “PR Product” also includes any PR Product Improvements containing omeprazole as one of the active ingredients to be included as PR Products pursuant to Section 4.3.
          1.54 “PR Product Action” means a recall, field alert, product withdrawal or other field action relating to PR Product in the Territory.
          1.55 “PR Product Registration” means the approvals or registrations for the PR Product which have been received by Santarus from Governmental Authorities for the Territory, as the same may be amended or modified from time to time, including any applicable drug master file and NDA for the PR Product.

          1.56 “Promotional Activities” has the meaning set forth in Section 3.2.1.
          1.57 “Promotional Materials” has the meaning set forth in Section 3.2.1.
          1.58 “Quality Agreement” means the agreement on standard and customary terms and conditions detailing the process for and allocation of responsibilities for various activities related to PR Product release, compliance with Good Manufacturing Practices and the like to be entered into by the Parties pursuant to Section 5.2.8.
          1.59 “Recipient” has the meaning set forth in Section 11.1(a).
          1.60 “Royalty Term” means the period for which GSK is obligated to pay royalties hereunder, as set forth in Section 6.2.4.
          1.61 “Santarus” has the meaning set forth in the Preamble.
          1.62 “Santarus Indemnitee” has the meaning set forth in Section 9.2.
          1.63 “Serious Adverse Event” means an Adverse Event which (a) results in death; (b) is life-threatening; that is, an event where the patient or clinical trial subject was at risk of death at the time of the event: it does not refer to an event that, hypothetically, might have caused death if it had been more severe; (c) requires hospitalisation or prolongation of existing hospitalisation; (d) results in persistent or significant disability or incapacity; (e) is a congenital anomaly or birth defect; (f) is an Important Medical Event or (g) involves suspected transmission via a PR Product of an infectious agent.
          1.64 “Specifications” means the applicable specifications for PR Product set forth in the PR Product Registration.
          1.65 “Term” has the meaning set forth in Section 12.1.
          1.66 “Territory” means the Commonwealth of Puerto Rico and the U.S. Virgin Islands
          1.67 “Third Party” means any Person other than the Parties or their respective Affiliates.
          1.68 “Trademarks” means the ZEGERID(R) trademark(s) set forth on Schedule 1.68, and the corporate name and logo of Santarus, as and to the extent such marks appear on the drug product, packaging, labeling or Promotional Materials for the PR Product provided to GSK hereunder by Santarus or an Authorized Manufacturer.
          1.69 “United States” or “U.S.” means the fifty (50) states of the United States of America and its territories and possessions, including the District of Columbia, but excluding the Commonwealth of Puerto Rico and the U.S. Virgin Islands.

          1.70 General Interpretation. Except where the context requires otherwise, (a) the use of any gender herein shall be deemed to be or include the other gender, (b) the use of the singular shall be deemed to include the plural (and vice versa), (c) the word “or” is used in the inclusive sense typically associated with the phrase “and/or,” (d) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” and shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it, (e) the word “will” shall be construed to have the same meaning and effect as the word “shall,” (f) the words “under authority” shall mean, with respect to a Person, any other Person (including with respect to GSK, its Affiliates and any sub-distributors) acting, directly or indirectly, within the scope of authorization or engagement of the first Person; for clarity, an Affiliate of a Party shall be deemed to be acting “under authority” of such Party for all purposes hereunder, however neither Party or its Affiliates shall be deemed to be acting “under authority” of the other Party or the other Party’s Affiliates for any purposes of this Agreement; (g) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (h) any reference herein to any Person shall be construed to include the Person’s successors, heirs and assigns, (i) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (j) all references herein to Articles, Sections, Exhibits or Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement, and references to this Agreement include all Exhibits and Schedules hereto; and (k) references to any specific law or article, section or other division thereof shall be deemed to include the then-current amendments thereto or any replacement or successor law thereof. Each accounting term used in this Agreement that is not specifically defined in this Agreement shall have the meaning given to it under GAAP, but only to the extent consistent with its usage and the other definitions in this Agreement, and all calculations hereunder shall be made in accordance with GAAP.
ARTICLE 2
APPOINTMENT OF PROMOTION AND DISTRIBUTION RIGHTS; RIGHTS AND
LIMITATIONS
          2.1 Appointment of Promotion and Distribution Rights.
               2.1.1 Appointment. Subject to the terms and conditions of this Agreement, Santarus hereby appoints GSK as Santarus’ exclusive distributor of PR Product in the Territory and, in connection therewith, grants to GSK the exclusive right (except as provided in Section 2.2.3) to market, promote, advertise, sell and distribute PR Product in the Territory. In connection with the foregoing, Santarus grants to GSK a license under the Intellectual Property and a license under the Trademarks as set forth in Section 3.3 to sell and offer to sell PR Product in the Territory in accordance with such appointment. The appointment and license made in the preceding sentences will commence on the Effective Date and continue throughout the Term, and for clarity, such appointment will not survive past any termination of this Agreement.

               2.1.2 Manufacture by Santarus or Authorized Manufacturer. All PR Product sold or distributed by or under authority of GSK in the Territory during the Term shall be manufactured by an Authorized Manufacturer in accordance with the terms and conditions of this Agreement (or, in the case of the Initial Supply, supplied by Santarus as set forth herein). No other right to manufacture the PR Products is conveyed to GSK hereunder. For clarity, Santarus will retain the right (itself or through Third Parties) to manufacture in the Territory, and to ship through distribution channels in the Territory, PR Product for sale outside the Territory.
          2.2 Certain Limitations.
               2.2.1 Territorial Limitations. GSK agrees that it shall, and will cause its Affiliates and any permitted sub-distributors to, conduct marketing, promotion, advertisement, sale and distribution of PR Product solely in the Territory. GSK shall not, and will cause its Affiliates and any permitted sub-distributors not to, sell, market, promote, advertise or distribute PR Product in the United States or elsewhere outside the Territory. GSK shall not, and will cause its Affiliates and any permitted sub-distributors not to, knowingly sell or otherwise offer PR Product, directly or indirectly, to any Customer for resale outside the Territory, or to any Customer that GSK (or its Affiliate or permitted sub-distributor) reasonably believes is going to sell such PR Product, directly or indirectly, outside the Territory, unless mutually agreed in writing upon by both Parties. GSK and its Affiliates shall not negotiate, or enter into, any contract for sale of PR Product to any Person purchasing PR Products under the Federal Supply Schedules (also sometimes known as GSA Schedules or Multiple Award Schedules) of the Federal Supply Service of the United States General Services Administration (“FSS”) or to the United States Government or any of its subdivisions (whether or not under the FSS), and shall not negotiate any FSS price for the PR Product.
               2.2.2 Sales Outside Territory. Subject to Applicable Law, GSK will implement reasonable safeguards so that PR Product is sold to Customers for resale only in the Territory and not for resale anywhere outside the Territory. These safeguards shall include GSK’s ordinary practice of managing Customer inventories by, for example, monitoring Customer ordering patterns in order to discern Customer orders which may include PR Product for resale outside of the Territory. GSK shall notify Santarus in writing of any such orders within [***] days after receipt thereof and provide additional information regarding any such orders as reasonably requested by Santarus within [***] days after receipt of Santarus’ written request therefor. If GSK becomes aware that any of its Customers has shipped PR Product outside the Territory, or has reason to believe that a Customer intends to ship PR Product outside the Territory, GSK, to the extent permitted by Applicable Law, will take Commercially Reasonable Efforts to cause such Customer to cease such activities. GSK shall, within [***] days after learning that any PR Products sold by GSK under this Agreement have been sold or dispensed outside of the Territory, notify Santarus in writing of all pertinent information relating thereto, including the amount of GSK’s Net Sales for such PR Products. In any such situation, GSK shall be required to pay Santarus an amount equal to [***]. GSK shall use Commercially Reasonable Efforts, to the extent permitted by Applicable Law, to (a) contractually prohibit each of its wholesalers of PR Product and group purchasing organizations from shipping PR Product outside of the Territory, (b) contractually require each of its wholesalers and group purchasing organizations to provide notice to GSK (which GSK shall provide to Santarus) of any solicitations from Third Parties to sell, trade or otherwise provide PR Product to the

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wholesaler, (c) contractually require each of its wholesalers to contractually prohibit wholesalers and group purchasing organizations purchasing PR Product from taking the actions listed in (a) above and (d) enforce the prohibitions and requirements set forth in clauses (a), (b) and (c) above. The Parties have agreed in a separate letter agreement of even date hereof, the terms and conditions of which letter agreement are incorporated herein, the form and timing of reports whereby GSK shall provide Santarus with data in accordance with its obligations under this Section 2.2.2. In the event a PR Product becomes subject to price controls by Puerto Rico’s Department of Consumer Affairs or other Governmental Authorities in the Territory, the Parties shall discuss in good faith the implementation of further safeguards by GSK than those set forth in this Section 2.2.2 to prevent resale of PR Product outside of the Territory. To the extent that GSK receives reports relating to its or wholesaler sales of PR Product in the Territory, GSK shall promptly provide copies of these reports to Santarus.
               2.2.3 Santarus. Santarus agrees that it will not sell or distribute PR Product in the Territory, except as set forth in this Section 2.2.3. Except as set forth in this Section 2.2.3, Santarus will not knowingly sell or otherwise offer PR Product to any Third Party that Santarus reasonably believes is going to sell such PR Product, directly or indirectly, in the Territory, unless mutually agreed in writing by both Parties. If Santarus becomes aware that any of its customers has shipped PR Product to the Territory or has reason to believe that a customer intends to ship PR Product to the Territory, it will review with GSK the level of sales of PR Products in such circumstances, and where the level of such sales exceeds that which occurs in the normal course of business, GSK and Santarus shall discuss the situation in good faith, with the objective to confirm that the tracking processes described in the letter agreement referenced in Section 2.2.2 are adequate in light of such sales and other related business considerations arising from such sales. It is acknowledged by the Parties that (i) certain sales of PR Products outside the Territory by Santarus to managed care organizations, group purchasing organizations, pharmacy benefit managers or similar purchasers or retailers (including, for example, [***]), or their Affiliates, may result in PR Products being shipped to, sold and dispensed to patients in the Territory (such sale or dispensing in the Territory referred to as an “Inter-Territory Sale”), and (ii) certain sales of PR Product outside the Territory by Santarus to Persons purchasing PR Products under the FSS or the United States Government, or to any of its subdivisions (whether or not purchasing under the FSS), may result in PR Product being shipped to military bases and other government installations that are in the Territory, and in each case such sales will not constitute a breach of this Agreement. With respect to Inter-Territory Sales, for so long as royalties are payable to Santarus pursuant to Section 6.2, Santarus agrees to provide to GSK a credit against royalties on Net Sales due and payable to Santarus under Section 6.2 in an amount equal to [***]. In the event that royalties are no longer payable to Santarus hereunder, Santarus shall promptly pay to GSK, rather than giving GSK a credit for, the amounts calculated as described above. On a monthly basis, GSK shall provide Santarus with written evidence establishing the applicable Inter-Territory Sales (including evidence of GSK’s sales, if any, of PR Products provided to the same pharmacy that sold or dispensed the PR Products subject to such Inter-Territory Sales) in a particular calendar month no later than [***] after the end of the applicable calendar month. GSK shall be responsible for obtaining commercially available data compiled or provided by one or more reputable independent Third Parties tracking the sale or dispensing of PR Products in the Territory in support of establishing Inter-Territory Sales, if any. Santarus shall notify GSK of the applicable credit for Inter-Territory Sales for a particular Calendar Quarter within [***] after timely receipt

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from GSK of the information required in this Section 2.2.3 with respect to the last month in a Calendar Quarter.
          2.3 Restriction of Sub-Distributors. Without the prior written consent of Santarus (except in relation to GSK Affiliates performing activities for the Territory, where Santarus’ consent will not be required), GSK will not grant to any Third Party any rights to market, promote, advertise, sell or distribute PR Product, and will not enter into any agreement or arrangement with respect to co-promoting the PR Product. The foregoing notwithstanding, (i) GSK may employ the services of Third Parties as contract sales representatives for the promotion of PR Product or otherwise for the acceptance of orders, storage and shipment of PR Products, generation of invoices and collection and management of receivables with respect to GSK’s sales of PR Product in the Territory, and (ii) this provision shall not be construed to prohibit resale of PR Products in the Territory by GSK’s Customers who are wholesalers.
          2.4 Compliance with PR Product Registration; Resale in Same Packaging. GSK will not at any time do, and neither will GSK permit its agents or representatives to do, any act in violation of the PR Product Registration for any PR Product in the Territory. In the event that any filings are required to be made with or approvals required to be obtained from applicable Governmental Authorities in order to sell PR Product to GSK, or for GSK to initiate distribution, marketing, advertisement, sale or promotion of PR Product in the Territory, the Parties will use Commercially Reasonable Efforts to ensure that such filings and approvals are obtained or made as expeditiously as reasonably practicable. Without the prior written consent of Santarus, GSK will not alter in any manner any of the PR Product or its packaging as sold to it by Santarus or the Authorized Manufacturer hereunder, and will resell PR Product without alteration in the form sold to it by Santarus or the Authorized Manufacturer. All PR Product manufactured, promoted, marketed or sold by or under authority of GSK pursuant to this Agreement shall be identified by Santarus’ NDC numbers.
          2.5 No Manufacturing Rights Conveyed on Effective Date. No right or license under any Trademark, or under any patent rights or know-how or other Intellectual Property owned or controlled by Santarus or any of its Affiliates is granted under this Agreement to GSK to make or have made PR Product, except solely as provided in Section 5.3 with respect to GSK’s obtaining supply of PR Products from an Authorized Manufacturer in accordance with the terms and conditions set forth in this Agreement.
          2.6 Non-Compete.
               2.6.1 By GSK. During the Term, and for a period of two years thereafter or, if GSK exercises its right of termination pursuant to Section 12.5.2, the later of (a) the fifth (5th) anniversary of the Effective Date or (b) the second (2nd) anniversary of the effective date of any termination of this Agreement, neither GSK nor any of its Affiliates or sub-distributors will directly or indirectly distribute, market, promote, detail, advertise or sell any PPI Pharmaceutical Product containing one or more PPIs which is either formulated in combination with one or more buffering agents, or which is otherwise formulated to provide, in either case, for immediate release of the PPI (other than PR Product pursuant to this Agreement) in or for the Territory. The foregoing covenants shall not restrict GSK or any Affiliate from obtaining rights to, or engaging in research and development activities related to, products in such class during the restricted time period, so long as GSK or its Affiliate does not engage in the activities set forth in the first sentence of this Section 2.6.1.
               2.6.2 By Santarus. During the Term, prior to the third (3rd) anniversary of the Effective Date, neither Santarus nor any of its Affiliates will directly or indirectly distribute, market, promote, detail, advertise or sell any PPI Pharmaceutical Product containing one or more PPIs which is either formulated in combination with one or more buffering agents, or which is otherwise formulated to provide, in either case, for immediate release of the PPI (other than PR Product pursuant to this Agreement) in or for the Territory. On or after the third (3rd) anniversary of the Effective Date, Santarus and any Affiliates shall have the right to directly or indirectly distribute, market, promote, detail, advertise or sell any PPI Pharmaceutical Product containing one or more PPIs which is either formulated in combination with one or more buffering agents, or which is otherwise formulated to provide, in either case, for immediate release of the PPI, in or for the Territory; provided that Santarus shall discuss with GSK the out-license of such product to GSK for the Territory; and provided further that in the event that Santarus grants the right to commercialise the product to any Third Party, or commercialises the product in its own right, in the Territory, GSK shall be released from its obligations under Section 2.6.1 on the first commercial sale of such product in the Territory by such Third Party or Santarus, as the case may be. The foregoing covenants shall not restrict Santarus or any Affiliate from obtaining rights to, or engaging in research and development activities related to, products in such class during the restricted time period, so long as Santarus or its Affiliate does not engage in the activities set forth in the first sentence of this Section 2.6.2.
          2.7 Know-How Restrictions and Firewall. GSK shall not, and shall ensure its Affiliates and subcontractors, sub-distributors and other persons acting under its authority do not, use or practice (or authorize the use or practice of) any Intellectual Property or Santarus Confidential Information, or any other information regarding the manufacture, formulation, release profile, efficacy or safety, use, sale or promotion of any PR Product, for the purposes of manufacturing, developing or commercializing any product (other than PR Products in the Territory that are supplied to GSK by Santarus or an Authorized Manufacturer in accordance with the terms and conditions of this Agreement or Licensed Products in the GSK Territory in accordance with the ROW License). GSK recognizes that, while GSK is Santarus’ distributor of PR Product in the Territory pursuant to this Agreement, GSK could, subject to Section 2.6.1 and this Section 2.7, develop a PPI Pharmaceutical Product which would, once launched, compete with Santarus with respect to the PR Product outside the Territory. GSK acknowledges that Santarus is disclosing to GSK Intellectual Property and other Confidential Information of Santarus for GSK’s use solely with respect to the PR Product in the Territory under this Agreement (or as otherwise provided with respect to Licensed Products in the GSK Territory pursuant to the ROW License), and GSK agrees not to use the Intellectual Property or Santarus’ Confidential Information, directly or indirectly, in the research, manufacture, development, sale or marketing of any PPI Pharmaceutical Product other than (a) PR Product to the extent permitted under this Agreement or (b) Licensed Products to the extent permitted under the ROW License. GSK shall limit disclosure of Santarus’ Confidential Information to its and its Affiliates’ employees, consultants and other agents located in the Territory (or the GSK Territory to the extent permitted under and in accordance with the ROW License) who need to access such Confidential Information for the manufacture, development or sale of PR Product in the Territory in accordance with this Agreement (or the GSK Territory to the extent permitted under the ROW License) and who are bound by obligations of confidentiality and non-use no less burdensome than those set forth in this Agreement. Confidential Information shall not be disclosed to any of GSK’s or its Affiliates’ employees, consultants or other agents involved in the research, development, manufacture or commercialization of any PPI Pharmaceutical Product other than PR Product as permitted under this Agreement or a Licensed Product as permitted under the ROW License, nor use or consider any such information or GSK’s plans with regard to the PR Product in the development, manufacture or commercialization of any PPI Pharmaceutical Product, and GSK agrees to institute reasonable procedures and safeguards intended to prevent such prohibited disclosures.
          2.8 No Patent Challenges. In partial consideration for the appointment, rights and licenses granted herein, and access to Santarus know-how and Confidential Information, GSK agrees that if GSK or any of its Affiliates commences, participates in or actively supports in any way any challenge to the validity, enforceability, claim construction or coverage of any patents owned or controlled by Santarus claiming or covering the composition, formulation, manufacture, use or sale of PR Products in the Territory in any court or before any government or regulatory agency (national or international) with authority to determine the validity, enforceability or scope of such patents, or cause or request a review by any such court or government or regulatory agency of the same, then at any time thereafter Santarus shall be entitled to elect to treat such activity as permissive termination by GSK under Section 12.5.2 of this Agreement, and such termination shall be effective immediately upon written notice to GSK.
          2.9 Missouri Agreement. Santarus shall have the obligation to pay all amounts owed to the UMissouri under the Missouri Agreement, and in accordance with the terms set forth therein, with respect to sales of PR Products by GSK (and any of its Affiliates and permitted sub-distributors) pursuant to the terms and conditions of this Agreement. It is understood and agreed that the sublicense to GSK under this Agreement of rights licensed to Santarus under the Missouri Agreement is subject to the terms and conditions of the Missouri Agreement applicable to such a sublicense, and that such obligations are incorporated by reference herein. In the event of termination (but not earlier expiration) of the Missouri Agreement during the Term of this Agreement, (i) GSK’s sublicense of Intellectual Property under the Missouri Agreement shall be assigned by Santarus to the UMissouri with respect to PR Products in the Territory, and this Agreement will be assigned in part to the UMissouri to effect such assignment of the sublicense, (ii) this Agreement (including all payment obligations of GSK hereunder) shall otherwise be retained by Santarus with respect to all matters other than the sublicense of rights under the Missouri Agreement, and (iii) GSK shall thereafter be responsible for making all payments that would have been owed by Santarus to UMissouri pursuant to the Missouri Agreement (if the Missouri Agreement had not been terminated) in respect of GSK’s its Affiliates’ and their sub-distributors’ sales of PR Product in the Territory after the date of such assignment; provided that GSK shall have the right to offset the amounts so paid to UMissouri in respect of the sales of PR Product during the Term against amounts due hereunder to Santarus with respect to such sales.

          2.10 License to GSK IP. Subject to the terms and conditions of this Agreement, GSK hereby grants to Santarus [***] license under all GSK IP to [***]. Additionally, subject to the terms and conditions of this Agreement, GSK hereby grants to Santarus [***] license under the GSK IP to [***]. Notwithstanding anything herein to the contrary, the licenses granted in this Section 2.10 shall not include any GSK IP subject to payment obligations to a Third Party (and GSK shall promptly disclose such obligations to Santarus in writing), unless Santarus agrees in writing to reimburse all amounts owed to such Third Party as a result of Santarus’ exercise of such license. In addition, in the event Santarus elects to take a license to such GSK IP, the terms for such license shall be [***]; provided that no compensation shall be due to GSK if [***].
ARTICLE 3
GSK RESPONSIBILITIES
          3.1 Distribution. In the exercise of its rights and fulfillment of its obligations under this Agreement, commencing on the Effective Date and continuing during the Term, GSK will:
                    (a) commence promotion, distribution and sales of the PR Product in any dosage form in the Territory within three (3) months after the Effective Date;
                    (b) provide, at its expense, a traceability system for the PR Product as referred to in Section 2.2.2 or as otherwise required by Applicable Law;
                    (c) ensure that all sales force personnel promote PR Product in a manner that is consistent with the PR Product Registration and approved labeling, and in a manner that is permitted by Applicable Law. If GSK becomes aware of any such activity in contravention of the immediately foregoing standards, GSK will take prompt affirmative action to ensure that such activity ceases, and take additional remedial action to advise its sales personnel concerning the activities described in this subsection;
                    (d) not take any action which constitutes a material violation of Applicable Law or breach of this Agreement;
                    (e) use Commercially Reasonable Efforts to sell, market, detail, promote, advertise and distribute the PR Product to Customers in the Territory after the Effective Date and during the Term. Santarus’ sole remedy for GSK’s failure to comply with this paragraph (e) is termination of this Agreement pursuant to Section 12.2;
                    (f) use Commercially reasonable Efforts to sell, market, detail, promote, advertise and distribute the PR Product to Customers in the Territory after the Effective Date and during the Term in a manner that will not have a material adverse effect on the PR Product in the Territory or the United States;
                    (g) obtain, as soon as reasonably practicable following the Effective Date and no later than three (3) months following the Effective Date, and maintain during the Term at GSK’s sole and exclusive expense, any and all governmental approvals as are required for GSK to fulfill its obligations hereunder; and

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                    (h) maintain the availability of the current package inserts with respect to the PR Product on each website maintained by GSK or its Affiliates for the distribution, marketing, promotion, detailing, advertising or sale of PR Product in the Territory and at such other locations where GSK or any such Affiliates make information regarding the PR Product available.
          3.2 Promotional Activities and Promotional Materials.
               3.2.1 GSK Activities. GSK will be responsible, at its sole expense, for conducting all promotional activities for the marketing, promotion and detailing of PR Products in the Territory (such activities, the “Promotional Activities”) and shall use only advertising and promotional materials for the PR Product (“Promotional Materials”) that have been provided at GSK’s expense by or under authority of Santarus to GSK or submitted and approved as set forth in Section 3.2.3 in conducting such Promotional Activities for the PR Product in the Territory. GSK will ensure that all Promotional Activities comply with, and GSK will be solely responsible and liable for any failure of the Promotional Activities to comply with, the applicable labeling and PR Product Registration for the PR Product and Applicable Law.
               3.2.2 Regulatory Issues. GSK will promptly, but in no event within more than [***] Business Days after GSK’s receipt thereof, provide a copy to Santarus of any correspondence from a Governmental Authority with respect to PR Product, including the FDA, reflecting any purported legal or regulatory violations or legal or regulatory action being considered or taken by such Governmental Authority, including copies of FDA NOV’s and warning letters. Upon request of Santarus in relation to a matter raised by or to a Governmental Authority or Third Party complaint, GSK will provide Santarus with a reasonably detailed description of all Promotional Activities within [***] Business Days of such request by Santarus. GSK will absorb and be solely responsible for any and all damages, losses, expenses and costs incurred by GSK and its Affiliates arising from the failure of any Promotional Activities conducted by GSK to comply with the applicable labeling, the PR Product Registrations or with Applicable Law. Without limiting the rights Santarus may have under the indemnification provisions of this Agreement, but subject to the limitations on liability set forth in Section 9.4, GSK will be responsible for and shall promptly reimburse Santarus and its Affiliates for any and all documented direct damages, losses, expenses and costs suffered or incurred by Santarus or its Affiliates arising from the failure of any Promotional Activities conducted by GSK or Promotional Materials created by or under authority of GSK (as opposed to Promotional Materials created by or under authority of Santarus) to comply with the applicable labeling of PR Products, the applicable PR Product Registrations, Applicable Law or any comments, guidance or direction given by DDMAC, the PhRMA Code or the PhRMA Guiding Principles, Direct-to-Consumer Advertisements About Prescription Medicines, notwithstanding any prior review or approval of such Promotional Activities or Promotional Materials by Santarus, including any damages, losses, expenses and costs reasonably incurred by Santarus to so mitigate or limit the effect or impact of any such failure to comply on Santarus and its Affiliates’ products or corporate image (including the costs of any remedial action Santarus may choose to undertake to communicate with physicians or Customers, including so-called “dear doctor letters”).

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               3.2.3 Promotional Materials.
                    (a) Santarus will provide GSK with limited informational copies of certain advertising and promotional materials in its possession and currently used by Santarus relating to PR Product for the United States that are relevant to GSK’s Promotional Activities under this Agreement for PR Products in the Territory. From time to time, Santarus will, at GSK’s expense, provide copies of additional Promotional Materials then currently used by Santarus relating to PR Product for the United States that are relevant to GSK’s Promotional Activities under this Agreement for PR Products in the Territory. At GSK’s request, Santarus shall (i) introduce GSK to its vendors who print or otherwise produce Promotional Materials relevant to GSK’s Promotional Activites under this Agreement for PR Products in the Territory so that GSK may purchase Promotional Materials directly from such vendors and (ii) provide permission to such vendors so that they may provide Promotional Materials to GSK pursuant to this Section 3.2.3(a).
                    (b) Santarus reserves and retains title and all rights, including copyrights in and to all Promotional Materials, whether written, visual or electronic works, provided to GSK under this Agreement. Subject to the foregoing, GSK is granted a nonexclusive right to use, copy, and distribute such Promotional Materials in the Territory only for the purposes of this Agreement and in furtherance of the rights granted to GSK hereunder, for the Term for the PR Product to which such works and materials relate. GSK shall not modify such Promotional Materials or create independent Promotional Materials for the PR Product, except as set forth in this Section 3.2.3. GSK will ensure that all copyright notices appear on all copies of the Promotional Materials.
                    (c) In the event GSK wishes to use Promotional Materials other than the Promotional Materials provided by Santarus to GSK, including modified versions of the Promotional Materials provided by Santarus, GSK shall provide copies of all such proposed Promotional Materials (including detail aids, brochures, reprints and other printed materials to be shown to or left with healthcare providers, letters, brochures and other printed materials intended for consumers, website content, materials for use in promotional programs and any print, television, radio and other media advertising materials intended for healthcare providers or consumers) for Santarus’ approval prior to use, and, following approval by Santarus, Santarus will submit such Promotional Materials, at GSK’s cost and expense, to DDMAC. Santarus agrees to promptly, and in any event within [***] days, review and communicate its approval or disapproval of Promotional Materials submitted by GSK under this Section 3.2.3(c), such approval to be withheld by Santarus only in circumstances where Santarus believes in good faith that the proposed Promotional Materials pose legitimate scientific, legal or regulatory, risks or concerns, or concerns that such Promotional Materials could be detrimental to PR Product commercialization efforts by or under the authority of Santarus in the United States. Santarus shall have the sole discretion to determine whether it is required or advisable to submit Promotional Materials to DDMAC for review prior to approval for GSK to use such Promotional Materials, and Santarus shall have full control over all interactions with DDMAC with respect to Promotional Materials. GSK shall be responsible for obtaining and providing to Santarus, at GSK’s expense, any and all translations of such Promotional Materials as may be required in connection with such review by DDMAC or Applicable Law. GSK shall not use any Promotional Materials for the PR Products in the Territory that have not been reviewed and approved for use by Santarus before such use.

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                    (d) GSK grants Santarus the nonexclusive, perpetual right to use, copy, modify, make derivative works and distribute Promotional Materials created or modified by GSK for use by Santarus or its designees for PR Product outside the Territory. At Santarus’ request, GSK shall (i) introduce Santarus to its vendors who print or otherwise produce Promotional Materials so that Santarus may purchase Promotional Materials directly from such vendors and (ii) provide permission to such vendors so that they may provide Promotional Materials to Santarus pursuant to this Section 3.2.3(d).
                    (e) Santarus shall have the right to require GSK, upon written notice to GSK, to immediately cease distributing, disseminating, broadcasting or otherwise using any Promotional Materials in the event Santarus receives an NOV or warning letter from DDMAC with respect to such Promotional Materials or if Santarus reasonably believes that such Promotional Materials (i) do not conform to Applicable Law, or any comments, guidance or direction given by DDMAC, the PhRMA Code or the PhRMA Guiding Principles or (ii) could reasonably result in liability for Santarus or its Affiliates or their respective employees, directors, agents, representatives or licensees.
               3.2.4 Certain Activities. GSK will have strategic responsibility and sole authority and responsibility, at its sole expense and solely in the Territory, for independent and non-independent symposia, speaker training and engagement programs, advisory board meetings and other consulting arrangements, and other such events or programs as GSK, in its sole discretion, deems to be appropriate with respect to the PR Product in the Territory; provided, however, that any and all such events and programs must comply in all material respects with Applicable Law and relevant PhRMA and FDA policies, including the FDA’s Guidance on Industry-Supported Educational and Scientific Activities.
               3.2.5 No GSK Clinical Trials. GSK shall not conduct any in vivo studies, clinical trials or pharmacoeconomic studies of the PR Product without the prior written consent of Santarus. Subject to the foregoing, GSK will promptly provide Santarus with copies of all completed study reports and market research or other studies or reports regarding the PR Product conducted after the Effective Date regarding PR Product.
               3.2.6 PR Product Returns. After the Effective Date, Santarus and GSK will agree to a PR Product Returns Policy whereby GSK, at its cost and expense, manages all PR Product that is returned to GSK, and Santarus manages, at GSK’s cost and expense, all PR Product sold or dispensed in the Territory that is returned to Santarus. GSK will be responsible for all associated credits or rebates associated with such returns. Prior to GSK’s first commercial sale of PR Product in the Territory, GSK will send written notice to all wholesalers operating in the Territory that all returns of PR Product in the Territory shall be sent to GSK.
          3.3 Use of Trademarks; Trade Dress. After the Effective Date and for the duration of the Term, and subject to the terms and conditions of this Agreement:
               3.3.1 Trademark License. Santarus hereby grants to GSK an exclusive (except as otherwise provided in this Agreement), license to use the Trademarks solely to promote, market, sell and distribute the PR Product in the Territory during the Term. Unless otherwise agreed by Santarus in writing, GSK will not identify PR Product by any designation other than the Trademarks. The use of the Trademarks by GSK will be expressly subject to Sections 3.3.2 and 3.3.3 below.
               3.3.2 Limited Use; Inspections. GSK will use the Trademarks solely with respect to PR Product purchased from Santarus or an Authorized Manufacturer as provided in this Agreement, only in accordance with the standards of quality established or approved by Santarus or its designee, and only in the Territory. GSK will permit duly authorized representatives of Santarus to inspect, on the premises of GSK or its subcontractors and agents, at reasonable times during normal business hours and upon not less than [***] Business Days prior written notice, inventory of PR Product, GSK’s quality control records, and GSK’s facilities used in or relating to the sale of PR Product to ensure compliance with quality control standards and with applicable terms of this Agreement pertaining to the use of the Trademarks.
               3.3.3 Usage. Whenever GSK uses the Trademarks in any Promotional Materials or in any other manner, GSK will clearly indicate that the Trademarks are owned by Santarus. When using the Trademarks under this Agreement, GSK will comply with all Applicable Law pertaining to the Trademarks in force at any time in the Territory, and all uses by GSK of the Trademarks in connection with Promotional Materials shall be consistent with the approval process set forth in Section 3.2.1 and Section 3.2.3. During the Term, GSK will provide Santarus on a periodic basis, as requested by Santarus, with copies of any Promotional Materials permitted to be generated by GSK, for review of the use of the Trademarks by GSK. GSK will promptly take any and all actions directed by Santarus with respect to GSK’s use of the Trademarks that are reasonably designed to ensure compliance with the provisions of this Section 3.3.
               3.3.4 Santarus Ownership. GSK acknowledges and agrees that Santarus or its Affiliates, is, and at all times will remain the owner of the Trademarks. GSK will not at any time do, cause to be done, or permit any of its employees, agents, contractors and subcontractors to commit any act inconsistent with, contesting or in any way impairing, or tending to impair, such ownership. GSK agrees that all use of the Trademarks by GSK will inure to the benefit of and be on behalf of Santarus or its Affiliates. GSK acknowledges that nothing in this Agreement will give GSK any right, title or interest in the Trademarks other than the right to use the Trademarks solely within the Territory in accordance with this Agreement. GSK agrees that it will not challenge Santarus’ or its Affiliates’ title to, or ownership of, the Trademarks, or attack or contest the validity of the Trademarks. All goodwill accruing to the Trademarks as a result of the use of the Trademarks in the performance of this Agreement will belong solely to Santarus or its Affiliates. In the event that GSK acquires any rights in the Trademarks in connection with GSK’s activities pursuant to this Agreement, GSK will assign, and hereby does assign, to Santarus or its Affiliates all such rights, including any related goodwill.
               3.3.5 Internet. GSK is limited to using the Trademarks in connection with the Internet as follows:

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                    (a) the use must be in compliance with Applicable Law regarding advertising of pharmaceuticals on the Internet and the approval processes set forth in Sections 3.2.1 and 3.2.3;
                    (b) no license is granted to use or obtain rights to any “.com” generic code domain, or any other such top-level domain, for any Trademark. All domain names containing the Trademark will be registered and maintained by and in the name of Santarus or its designee;
                    (c) appropriate disclaimers must be included in any website to the effect that it is intended for residents within the Territory only; and
                    (d) in using any of the Trademarks on the Internet, GSK will not have and will not represent in any way that it has any title or right to the ownership or registration or their use, except as provided in this Agreement. GSK will at all times indicate that each of the Trademarks is a trademark of Santarus and is used under license.
          3.4 Trademark Infringement by Third Parties.
                    (a) If either Party becomes aware that a Third Party is infringing any Trademark used in connection with PR Product in the Territory, such Party will promptly give written notice to the other Party describing in detail the nature of such infringement. Santarus and its Affiliates will have the sole right, but not the obligation, to enforce any such Trademarks against such Third Party infringer, in their reasonable discretion, and to settle or compromise any such possible infringement by taking such action as Santarus or its Affiliates may determine in their sole and absolute discretion using counsel of their choice. GSK will provide Santarus with all reasonable assistance (including making documents and records available for review and copying, and making persons within its control available for pertinent testimony), at Santarus’ expense, in any such enforcement.
                    (b) If Santarus elects not to exercise its right under Section 3.4(a) above to take steps to enforce the Trademarks against infringement in the Territory or otherwise to seek abatement of such infringement within [***] days after a written request by GSK to do so, GSK will thereafter have the right, but not the obligation, at its expense and in its own name or in the name of any of its Affiliates, to initiate, maintain, and control legal action to enforce the Trademarks by counsel of its choice; provided that GSK shall not have any right under this Section 3.4 to enforce the Trademarks with respect to any usage or infringement outside the Territory, and GSK shall have no rights to enforce Trademarks related to the corporate name or logo of Santarus. In the event that GSK initiates and thereafter maintains such legal action against infringement of a Trademark by a Third Party in the Territory, Santarus at GSK’s expense, will provide GSK cooperation as reasonably necessary, including agreeing to be named as a party to such legal action. GSK shall not make any admission or enter into any settlement or other agreement that admits the non-infringement or unenforceability of any Trademark, or that materially adversely affects Santarus’ rights in and to any Trademark, without Santarus’ prior written consent.

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                    (c) Any recovery received by a Party from legal action initiated pursuant to this Section 3.4 in the Territory, whether by judgment, award, decree, or settlement, will be used first to reimburse the prosecuting Party for its out-of-pocket costs and expenses actually incurred in pursuing such legal action, and second to reimburse the non-prosecuting Party for costs and expenses actually incurred by such non-prosecuting Party, if any, in connection with such legal action. The remainder of any recovery in the Territory received under this Section 3.4, to the extent such recovery relates to infringement of one or more Trademarks other than the corporate name or logo of Santarus and after reimbursement of costs and expenses of Santarus and GSK, will be shared by Santarus and GSK with [***] and [***]; provided that any recoveries related to infringement or misappropriation of a Trademark outside of the Territory shall inure solely to and be paid to Santarus.
          3.5 Rebates, Administrative Fees and Chargebacks.
               3.5.1 Santarus’ Obligations. Santarus will be responsible for all governmental and commercial rebates, administrative fees and chargeback claims for all PR Product (if any) dispensed or purchased in the Territory prior to the Effective Date (it being understood and agreed that the information contained in any report from the applicable rebate or chargeback program will be deemed to be the date for purposes of determining the date of such claim). For clarity, Santarus will also be responsible for all rebates, administrative fees and chargebacks pursuant to any government and commercial rebate or chargeback programs with respect to PR Product dispensed or purchased, respectively, outside the Territory in the United States. Santarus will use Commercially Reasonable Efforts to exclude the Territory from its current and future agreements with the Managed Care Market. The Parties acknowledge that Santarus shall not be required to incur any additional financial or other substantive contractual obligations in order to comply with the previous sentence. Upon GSK’s reasonable request from time to time, Santarus shall provide to GSK a list of Santarus’ contracts (and expiration dates) with members of the Managed Care Market which Santarus reasonably believes have operations in the Territory.
               3.5.2 GSK’s Obligations. GSK will be responsible for all rebates, administrative fees and chargeback claims for PR Product dispensed or purchased in the Territory on and after the Effective Date during the Term (it being understood and agreed that the information contained in any report from the applicable rebate or chargeback program will be deemed to be the date for purposes of determining the date of such claim). GSK will also be responsible for all rebates, administrative fees and chargebacks pursuant to any government rebate or chargeback programs to which GSK is a party as permitted under this Agreement with respect to government claims for PR Product dispensed or purchased in the Territory on and after the Effective Date (it being understood and agreed that the information contained in any report from the applicable rebate or chargeback program will be deemed to be the date for purposes of determining the date of such claim). GSK will reimburse Santarus for all rebates, administrative fees and chargebacks that Santarus is obligated to pay under agreements or programs with the Managed Care Market with respect to claims for PR Product dispensed in the Territory on and after the Effective Date. On a monthly basis, GSK shall promptly provide to Santarus all information reasonably requested by Santarus in order for Santarus to determine the amount of rebates and chargebacks attributable to PR Products dispensed in the Territory. All payments due to Santarus by GSK as set forth in the immediately

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preceding sentence will be made by GSK to Santarus within thirty (30) days after GSK’s receipt of an invoice from Santarus setting forth requested payments in reasonable detail, the form and timing of which detail have been agreed upon by the Parties in a separate letter agreement of even date hereof, the terms and conditions of which letter agreement are incorporated herein. Any rebates, administrative fees or chargebacks to be reimbursed to Santarus by GSK with respect to agreements or programs with the Managed Care Market entered into by Santarus after the Effective Date shall be in accordance with Santarus’ normal business practice so as not to provide for higher rebates, administrative fees or chargebacks in the Territory than in the United States (excluding the Territory).
          3.6 GSK Pricing.
               3.6.1 GSK Discretion. As of the Effective Date and continuing during the Term, GSK will have the sole authority to determine the prices of PR Product sold by it in the Territory during the Term and to establish its own pricing policy for the PR Product in the Territory, including price increases or decreases and the timing thereof as determined by GSK.
               3.6.2 Rebates, Administrative Fees and Chargebacks under Contracts or Programs for Territory and United States. Without limiting GSK’s discretion to determine the prices of PR Products sold by it in the Territory during the Term, the Parties acknowledge that Santarus may enter into (or may have entered into) one or more agreements or programs with the Managed Care Market for sales of PR Products both in the United States and in the Territory, and agree that Santarus shall have the right to negotiate the terms of, and enter into, such agreements or programs. GSK confirms that it shall reimburse Santarus for all rebates, administrative fees and chargebacks paid or allowed by Santarus under such agreements or programs on account of PR Products sold in the Territory by GSK or dispensed in the Territory, as set forth in Section 3.5.2 above. GSK shall not enter into any agreements or programs with the Managed Care Market with respect to PR Product, except to the extent such agreements or programs are limited to utilization exclusively within the Territory.
               3.6.3 Reimbursement to Santarus for Certain Effects Outside the Territory. The Parties acknowledge that GSK’s pricing of PR Product in the Territory could adversely impact Santarus’ pricing of PR Product outside of the Territory under government programs, including sales under the FSS, or the amount of rebates or chargebacks required to be paid by Santarus under agreements or programs with the Managed Care Market. Consequently, without limiting GSK’s discretion to determine the prices of PR Products sold by it in the Territory during the Term, the Parties agree that GSK shall reimburse Santarus for any increase in amounts to be paid by Santarus or decrease in amounts paid to Santarus under agreements or programs with the Managed Care Market in respect of PR Products sold by or on behalf of Santarus outside of the Territory to the extent such increase or decrease is caused by GSK’s pricing for PR Products in the Territory. GSK shall promptly provide to Santarus all information reasonably requested by Santarus in order for Santarus to comply with its obligations under agreements or programs with the Managed Care Market or for Santarus to determine any amounts owed by GSK pursuant to this Section 3.6.3. All payments due to Santarus by GSK pursuant to this Section 3.6.3 will be made by GSK to Santarus within thirty (30) days after GSK’s receipt of an invoice from Santarus setting forth requested payments in reasonable detail.

          3.7 Sales Information. With respect to PR Product sold by GSK after the Effective Date, GSK will deliver a report in a mutually agreed format to Santarus within [***] days after the end of each calendar month, which report shall include the relevant sales dollar amount as well as the number of units of PR Product sold in the prior month and any other information applicable to Santarus’ calculation of pricing for Santarus’ sales under the FSS, as well as such other information Santarus reasonably requests in the event that sales of PR Product in the Territory affect (a) the “best price” (as defined under the Social Security Act, 42 USC Section 1396r-8(c)(1)(C), or any successor statute, and applicable regulations promulgated thereunder), (b) the “average manufacturer price” (AMP) (as defined under the Social Security Act, 42 USC Section 1396r-8(k)(1), or any successor statute, and applicable regulations promulgated thereunder), or (c) any other government mandated price in the Territory or the United States. GSK agrees that Santarus may use all information described in this Section 3.7 as reasonably required in reporting to the United States Government or any of its subdivisions. Within [***] days after the Effective Date, GSK shall provide written authorization to IMS Health (including any successors, “IMS”) in such form and substance required by IMS in order to permit Santarus to obtain all applicable IMS data with respect to PR Product. On a monthly basis and to the extent permitted by Applicable Law, GSK shall send Santarus all IMS data in GSK’s possession that may be relevant to calculation of amounts payable or creditable under this Agreement, including Sections 3.5 and 3.6.
          3.8 Sales Force.
               3.8.1 Training. All members of GSK’s sales force engaged in the promotion of PR Product (including first tier management and sales representatives) shall complete a PR Product-related training program conducted by GSK at its cost and expense. In connection with GSK’s PR Product-related training program, Santarus will, at GSK’s cost and expense, (i) to the extent available and in Santarus’ possession, provide GSK with copies of any training materials used by Santarus in training sales representatives in the United States with respect to the PR Product and (ii) provide support from its sales force training staff to allow for one “train the trainers” meeting, the contents and structure of which shall be determined at Santarus’ sole discretion, at Santarus’ San Diego facility or other location reasonably selected by GSK to train GSK’s sales force training staff. In the event GSK selects a location for the “train the trainers” meeting other than Santarus’ San Diego facility, GSK shall pay for Santarus’ reasonable costs incurred in attending such meeting. GSK will have the sole responsibility for materials used by GSK for sales training purposes with respect to the PR Product. Santarus makes no representations or warranties that the training or training materials provided by Santarus will meet GSK’s internal standards or requirements. Ongoing training of GSK’s sales representatives and other personnel will be the responsibility of GSK at its cost and expense. The contents of any training provided by GSK that relates to the PR Product will be developed and coordinated by GSK, and GSK will be solely responsible for training its sales force (including management and sales representatives) with regard to Applicable Law and directing such sales force and sales force personnel to be compliant with Applicable Law, regardless of whether GSK utilized Santarus provided materials for training.
               3.8.2 Sales Force Costs. GSK will be solely responsible for the costs and expenses of establishing and maintaining its sales force and marketing functions for the PR Product, and for conducting its other Promotional Activities under this Agreement, and will have the sole authority to

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control its sales force and direct the activities of its sales force; provided, however, that all such activities shall be consistent with this Agreement and in compliance in all material respects with Applicable Law.
               3.8.3 Audit Program. As of the Effective Date and continuing during the Term, GSK will maintain a compliance and audit program to ensure that the activities of its sales force (including management and sales representatives) are consistent with the FD&C Act, the Anti-Kickback Statute, the PDMA and the PhRMA Code.
               3.8.4 No Ineligible Persons. GSK will not hire and during the Term will not employ any Ineligible Person as either an employee or contractor to conduct any promotional, sales, distribution or any other activities relating to PR Product in the Territory under this Agreement. If GSK has actual notice that one of its employees or contractors providing services under this Agreement has become or is likely to become an Ineligible Person, GSK will remove such Person from any responsibility associated with this Agreement and the PR Product.
          3.9 Reports. On [***] basis, GSK shall provide Santarus written reports describing in reasonable detail all Promotional Activities conducted by or for GSK, as well as GSK’s other efforts to promote, distribute and sell the PR Product in the Territory, as well as sales forecasts. On [***] basis, the Parties shall meet (telephonically or in person) to discuss GSK’s then current and anticipated Promotional Activities conducted by or under authority of GSK, as well as GSK’s other efforts to promote, distribute and sell the PR Product in the Territory.
ARTICLE 4
SANTARUS’ RESPONSIBILITIES
          4.1 PR Product Registrations.
               4.1.1 Retention by Santarus. Santarus will have sole responsibility for maintaining and will use Commercially Reasonable Efforts to maintain the PR Product Registration with respect to the Territory at its expense, including filing annual reports in connection with the PR Product NDA (“Annual Reports”), with copies to GSK, and paying all user fees, product fees and establishment fees associated with the PR Product Registrations with respect to the Territory. Santarus will keep GSK informed on a timely basis as to any developments that would reasonably be anticipated to have a material adverse effect on a PR Product Registration. GSK will cooperate with Santarus with respect to obtaining and maintaining such PR Product Registrations, and will execute, acknowledge and deliver such further instruments at Santarus’ request and expense, and use Commercially Reasonable Efforts to do all such other acts, as promptly as possible, which may be necessary or appropriate to obtain and maintain the PR Product Registrations with respect to the Territory. GSK will, on a timely basis and in response to requests made by Santarus from time to time, provide to Santarus all information that GSK has from time to time during the Term for the PR Product that is reasonably necessary and relevant to Santarus’ obligations hereunder to fulfill such PR Product Registration maintenance requirements (including providing sales distribution information concerning the PR Product and all information reasonably required for inclusion in Santarus’ Annual Reports).

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               4.1.2 Santarus Control. Santarus will have the final decision-making authority in every case, in its discretion, on whether and how to supplement, amend or otherwise alter the PR Product Registrations and any other issues in connection with such PR Product Registrations (including decisions, subject to Section 7.3, to recall the PR Product) and on whether and how to communicate with the FDA and other applicable Governmental Authorities in connection with such PR Product Registrations; provided, however, that Santarus will notify GSK in advance of making any planned changes to the PR Product Registration that would reasonably be anticipated to impact the characteristics or performance of the API or finished drug product with respect to PR Products for the Territory, or other material changes in the specifications or other particulars in the PR Product Registrations with respect to PR Products for the Territory. In the event that the Parties provide for an Authorized Manufacturer to manufacture PR Products for sale in the Territory by GSK (other than a Third Party manufacturer that is then utilized by Santarus for manufacture of the applicable PR Product for the United States), Santarus will reasonably coordinate and cooperate with GSK and such Authorized Manufacturer, at GSK’s expense, to supplement, amend or otherwise alter the PR Registration solely to the extent reasonably necessary to obtain required authorization for such Authorized Manufacturer to manufacture the PR Product in accordance with the Specifications, procedures and other requirements set forth in the PR Product Registration for PR Product sold by Santarus in the United States; provided, however, that Santarus shall not be obligated to accept or agree to any change in the Specifications, manufacturing process or QA or QC procedures, or to agree to any modification of the PR Product Registration that could, in Santarus’ reasonable opinion, have an adverse effect on the manufacture, use or sale of PR Product in the United States by or under authority of Santarus.
               4.1.3 Inspection. Santarus and GSK each will make its respective facilities available at reasonable times during business hours for inspection by representatives of Governmental Authorities relating to the manufacture, sale, marketing, promotion, distribution or use of PR Product in the Territory. Santarus and GSK each will notify the other within [***] of receipt, and provide a copy thereof, of any notice of any FDA or other Governmental Authority inspection, investigation or other inquiry, or other material governmental notice or communication, relating to the manufacture, sale, marketing, promotion, distribution or use of PR Product in the Territory. GSK and Santarus will cooperate with each other during any such inspection, investigation or other inquiry. GSK and Santarus will discuss any response to observations or notifications received in connection with any such inspection, investigation or other inquiry, and each will give the other an opportunity to comment upon any proposed response before it is made; provided, however, that Santarus will not be required to discuss with GSK any issues specific to the manufacture of PR Product, unless it impacts GSK’s ability to distribute the PR Product under this Agreement, or to obtain the consent or agreement of GSK with respect to issues related thereto. In the event of disagreement concerning the form or content of any such response, Santarus will be responsible for deciding the appropriate form and content of any response to any Governmental Authority to the extent the cited activities relate to any PR Product, including its manufacture, labeling, packaging, sale, marketing, advertisement, promotion, distribution or use thereof. GSK and Santarus will provide each other with copies of all correspondence received by it from, or filed by it with, any Governmental Authority to the extent pertaining to any PR Product in the Territory or its manufacture, labeling, packaging, sale, marketing, advertisement, promotion, distribution, or use

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in or for the Territory. Nothing in this Section 4.1.3 will limit or condition the rights of either Party under Section 7.7.
               4.1.4 Inserts and Package Labeling. Santarus will have sole responsibility and authority for, and control of, all package inserts and package labeling (and any changes or supplements thereto) for PR Product, and will have the responsibility at its expense for securing any approvals required by FDA or any changes or supplements thereto. GSK will not at any time do, and neither will GSK permit its agents or representatives to do, any act in violation of the PR Product Registration. In the event that any filings are required to be made with or approvals required to be obtained from applicable Governmental Authorities in order to change or supplement the package inserts and labeling, Santarus will have the sole responsibility for and authority to effect such filings and the sole right and discretion on how to effect such changes at Santarus’ expense. Santarus will promptly, but in no event less than [***] Business Days, advise GSK in writing of any changes or supplements to the package inserts and package labeling for PR Product. The Parties acknowledge and agree that PR Product shall be sold under a Santarus label.
          4.2 Prosecution and Maintenance of Trademarks and Patents.
               4.2.1 Trademarks. Santarus will register and maintain, or cause to be registered and maintained, at its cost and expense, the Trademarks in the Territory during the Term. GSK shall neither use nor seek to register, anywhere in the world, any trademark which is confusingly similar to any Trademark, or to any other trademarks, trade names, trade dress or logos used by or on behalf of Santarus or its Affiliates or licensees in connection with any PR Product commercialized hereunder; provided, however, that nothing in this Section 4.2.1 shall be construed to prevent GSK from enforcing its own trademark, trade name, trade dress or logo rights.
               4.2.2 Patents; Prosecution; Notice of Infringement. Notwithstanding any other provision of this Agreement to the contrary, Santarus shall retain the right but not the obligation to prosecute, maintain or abandon any patent rights and know-how owned or controlled by Santarus covering the PR Product. Santarus shall promptly advise GSK of any material developments regarding the prosecution, maintenance or abandonment of patent rights owned or controlled by Santarus covering the PR Product in the Territory, which developments will likely have a material adverse effect on GSK’s distribution of PR Product in the Territory. GSK will promptly notify Santarus in the event GSK becomes aware of any actual or threatened infringement in the Territory of any patent within the Intellectual Property.
               4.2.3 Contracts for Supply. Santarus will have the sole right, but not the obligation, at its sole discretion and expense, to maintain and enforce any contract entered into by Santarus covering the supply of any compounds, intermediates, biomaterials, packaging components, containers or other materials used in the manufacture of PR Product to be supplied to GSK as part of the Initial Supply hereunder.
          4.3 PR Product Improvements. Santarus will have no obligation, express or implied, to develop new formulations, indications, dosages, presentations, forms of administration or preparations for PR Product. However, if Santarus does develop (alone or with others) [***],

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including the pharmaceutical product with omeprazole, sodium bicarbonate and magnesium hydroxide more particularly specified under NDA #21-850 (chewable tablet formulation) (a “PR Product Improvement”), GSK will have the option [***], to have such PR Product Improvement (but not any corresponding OTC Product) included under the definition of PR Product (to the extent Santarus is not otherwise prohibited from doing so), as set forth below in this Section 4.3. Santarus hereby covenants that it will use Commercially Reasonable Efforts, [***]. Promptly after [***], Santarus shall notify GSK in writing describing the same and providing such Data as Santarus reasonably believes is necessary for GSK to evaluate whether it desires to exercise its option described in this Section 4.3, to the extent Santarus is not otherwise prohibited from providing such Data to GSK. In such case, GSK shall notify Santarus in writing within [***] days of receipt of Santarus’ notice as to whether it desires to exercise such option. If GSK so notifies Santarus that it desires to exercise its option, then the Parties shall negotiate in good faith for a period of at least [***] days to determine [***] that GSK shall be required to pay to Santarus, which determination shall be based upon [***]; provided that if the Parties are unable for any reason to agree on such payment amount during such period, then either Party may submit such issue for dispute resolution pursuant to Article 13; and provided further that no such payment shall be required by GSK with respect to the chewable tablet formulation described above. Notwithstanding anything herein to the contrary, the option granted in this Section 4.3 shall not include any PR Product Improvement subject to payment obligations to a Third Party (and Santarus shall promptly disclose such obligations to GSK in writing), unless GSK also agrees in writing to reimburse all amounts owed to such Third Party as a result of GSK’s exercise of its license rights to such PR Product Improvement. [***].
ARTICLE 5
SUPPLY AND MANUFACTURE OF PR PRODUCT
          5.1 Supply and Manufacture of PR Product. In order to ensure the quality of PR Product to be sold by GSK under the Trademarks, GSK shall market, promote, sell and distribute in the Territory only PR Product obtained by GSK (i) from Santarus as part of the Initial Supply as set forth in Section 5.2 or (ii) from an Authorized Manufacturer as set forth in Section 5.3, and in each case subject to the other terms and conditions as set forth in this Agreement.
          5.2 Initial Supply. Subject to the terms and conditions of this Agreement, during the Initial Supply Term, Santarus agrees to supply and sell to GSK, and GSK agrees to purchase from Santarus, PR Products for the Territory (such PR Products sold by Santarus to GSK referred to herein as the “Initial Supply”). GSK shall purchase the Initial Supply from Santarus at the applicable transfer price specified in Section 6.1. PR Product sold by Santarus from its inventory to GSK as part of the Initial Supply will have a minimum of [***] shelf life remaining on the PR Product as of the delivery date to the carrier for GSK with respect to PR Product for trade [***] with respect to PR Product for samples); provided that (a) [***]; (b) [***]; and (c) [***]. Santarus in addition confirms that in relation to any supply of [***]. As used herein, “Initial Supply Term” means the period ending on the earlier of (i) the date that GSK receives shipment of PR Products from an Authorized Manufacturer pursuant to an agreement agreed between GSK and such

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Authorized Manufacturer as set forth in Section 5.3, and (ii) twelve (12) months from the Effective Date; provided, however, that the Parties shall discuss in good faith extending the Initial Supply Term for up to six (6) months in the event that GSK has not entered into an agreement with an Authorized Manufacturer for PR Product as set forth in Section 5.3 within twelve (12) months after the Effective Date, despite using Commercially Reasonable Efforts to do so. Santarus shall have no obligation to supply PR Products to GSK after the end of the Initial Supply Term. For clarity, after the end of the Initial Supply Term, GSK shall be responsible for obtaining its requirements for PR Products for the Territory from the Authorized Manufacturer, and Santarus shall have no liability with respect to such Authorized Manufacturer’s performance or breach of the agreement between GSK and such Authorized Manufacturer.
               5.2.1 Forecasts for Initial Supply and for Planning. Not less than [***] days before the first of each calendar month after the Effective Date, GSK shall provide to Santarus a [***] month rolling forecast for its purchase of PR Products for each dosage form and strength. For forecasts provided during the Initial Supply Term, the initial [***] months of such forecast (or the portion thereof that is within the Initial Supply Term) shall be binding, and GSK shall place purchase orders for the PR Products during such period as set forth in such forecast, and the remainder shall be a good faith estimate of the anticipated volumes of all PR Product to be ordered by GSK during such period. Santarus shall not be obligated to accept purchase orders for supply of PR Product in excess of [***] of the binding portion of the rolling forecasts for each dosage form and strength of PR Products. Notwithstanding the foregoing, purchase orders for supply of PR Product during the first [***] months after the Effective Date shall be addressed as set forth in Section 5.2.2. Except as provided in Section 5.2.2, below, Santarus will use Commercially Reasonable Efforts to accept and fill [***] of firm orders by GSK issued in accordance with the [***] months binding portion of such forecasts. Each such forecast will be signed by an authorized representative of GSK indicating approval of such forecast.
               5.2.2 First Orders; Initial Limitation on Purchase Volumes. GSK’s purchase orders for each dosage form and strength of PR Product for the first [***] months after the Effective Date shall be issued within [***] days after the Effective Date. It is understood that Santarus shall not be obligated to ship (or have shipped) PR Products prior to [***] days following the receipt of GSK’s purchase order with respect to this initial [***] month period, and shall have no obligation to accept orders for, or supply to GSK, PR Products during the first [***] months after the Effective Date in excess of the amounts set forth on Schedule 5.2.2 for each dosage form and strength of PR Product.
               5.2.3 Delivery Quantities and Frequency. Purchase orders by GSK with respect to the [***] PR Products for commercial sale shall be for shipment [***], and purchase orders by GSK with respect to [***] PR Products for commercial sale shall be for shipment [***]. Quantities of PR Product actually shipped by Santarus may vary from the quantities specified in any purchase order accepted by Santarus by up to [***] and still be deemed to be in compliance with such purchase order; provided, however, that GSK will only be invoiced for the quantities that Santarus actually ships pursuant to the purchase order. Regardless of any shipment dates set forth in GSK’s forecasts or issued purchase orders, Santarus shall have no obligation to deliver PR Products more frequently than [***] per Calendar Quarter.

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               5.2.4 Rejection of Initial Supply PR Product by GSK; Remedies.
                    (a) GSK may reject PR Product supplied by Santarus hereunder for failure to meet Specifications and will notify Santarus of any such rejection of PR Product within [***] days after delivery of such PR Product to GSK or its designee, and will set forth in such notification the basis under this Agreement for such rejection, including any testing or inspection results; provided, however, in the case of any PR Product having latent defects, which upon examination in accordance with GSK’s reasonable testing or inspection procedures could not have been discovered, GSK must give notice to Santarus within [***] days after discovery of such defect (but in no case after expiration of the PR Product), setting forth the basis for such rejection. Failure to so notify Santarus of, or to identify the basis under this Agreement for, rejection of any PR Product within such [***] day periods will constitute acceptance of such PR Product.
                    (b) If Santarus agrees with GSK’s notification of non-conforming PR Product, or Santarus fails to contest such notification in writing within [***] days after receipt of such notification, Santarus will, at Santarus’ option, (i) credit GSK for the invoiced amount paid by GSK to Santarus for such rejected PR Product or (ii) make replacement PR Product available for shipment as promptly as reasonably practicable, and in no event less than [***] days, at no additional cost to GSK. At Santarus’ option and cost, GSK will either deliver such non-conforming PR Product to Santarus or destroy the same and provide to Santarus written documentation reasonably satisfactory to Santarus to the effect that such non-conforming PR Product has been destroyed in accordance with Applicable Law. If the Parties are unable to agree as to whether a shipment of PR Product supplied by Santarus conforms with the Specifications, such question shall be submitted to an independent quality control laboratory mutually agreed upon by the Parties on one hand and the Third Party manufacturer on the other. The findings of such independent laboratory shall be binding upon the Parties. The cost of the independent quality control laboratory shall be borne by the Party whose results are shown by such laboratory to have been incorrect. Subject to Santarus’ indemnification obligation under Section 9.1(a) or 9.1(d) (which are subject to Section 5.2.9), GSK’s exclusive remedy for any non-conforming PR Product will be as provided in this Section 5.2.4.
               5.2.5 Shipment. GSK acknowledges and agrees that PR Product in the Initial Supply will be delivered from the site of Santarus’ Third Party manufacturer of PR Products, the site of Santarus’ Third Party distributor or other designee of Santarus, and will be shipped FCA (Incoterms 2000) the Third Party’s facility, and that title to and risk of loss with respect to PR Product supplied by Santarus to GSK or its designee as part of the Initial Supply under this Section 5.2 will pass from Santarus to GSK upon delivery of PR Product to the carrier designated by GSK (or if no carrier is designated by GSK, such carrier as Santarus or its designee may reasonably select). GSK will be responsible for procuring insurance for the transport of PR Product from the facilities of the Third Party to the shipping address designated by GSK in its purchase order. GSK shall not permit PR Product in the Initial Supply to be shipped to any location other than directly to the Territory. GSK acknowledges and agrees that, except for quantities of PR Product supplied by Santarus as part of the Initial Supply pursuant to this Section 5.2, shipping terms and risk of loss shall be determined in accordance with GSK’s contract with the applicable Authorized Manufacturer, and Santarus shall have no liability with respect thereto.

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               5.2.6 Manufacture of PR Product. Santarus will manufacture PR Product in the Initial Supply, or cause PR Product in the Initial Supply to be manufactured, in accordance with Good Manufacturing Practices, Applicable Law, the Specifications, the Quality Agreement and the applicable PR Product Registration, as each may be amended from time to time. At the time that Santarus supplies PR Product to the carrier, such PR Product will not be adulterated or misbranded within the meaning of the FD&C Act.
               5.2.7 Certificate of Compliance. Santarus will be responsible for batch release with respect to PR Product within the Initial Supply, and will provide, or cause to be provided to GSK, whichever the case may be, Certificates of Compliance for each lot of PR Product provided to GSK.
               5.2.8 Quality Agreement. Within thirty (30) days after the Effective Date, but in any event prior to shipment of PR Product to GSK, the Parties will enter into the Quality Agreement. The Quality Agreement shall be reviewed and revised, as may be necessary, annually by the Parties. If there is a conflict between the Quality Agreement and this Agreement, this Agreement will control.
               5.2.9 Accommodation; Limitation on Liability. GSK acknowledges that the Initial Supply is provided as an accommodation to GSK in connection with appointing GSK as the exclusive distributor for PR Products in the Territory and authorizing GSK to promote, distribute and sell PR Products in the Territory under the terms and conditions of this Agreement. Accordingly, the Parties agree that Santarus shall have no liability with respect to non-conformance of, or the costs of complaint inspections, PR Product Actions or similar activities relating to, any PR Product supplied by Santarus as part of the Initial Supply or noncompliance by the Authorized Manufacturer with Applicable Law, Good Manufacturing Practices or the Quality Agreement, except solely the extent of amounts recovered by Santarus from the applicable Authorized Manufacturer therefor (and solely to the extent allocable to PR Products for the Territory supplied to, and paid for by, GSK hereunder as part of the Initial Supply). In the event of any shortage of supply of PR Product or API to either Party as a result of a Force Majeure, [***].
               5.2.10 Subcontracts; GSK Review of Agreements. Santarus may subcontract all or any part of the manufacture or supply of the Initial Supply of PR Products without the consent of GSK; provided, however, that, subject to Section 5.2.9, Santarus will remain responsible for all of its obligations to GSK under this Agreement, including the performance of its subcontractors in supplying PR Product in the Initial Supply to GSK, and Santarus will provide GSK with reasonable notification of any addition or removal of Third Parties involved in the supply chain of PR Product during the Initial Supply Term. Upon request of GSK during the Initial Supply Term, Santarus will provide GSK redacted copies of its agreements with Authorized Manufacturers of PR Products supplied to GSK as part of the Initial Supply.
               5.2.11 Section Applicable Only to Initial Supply. It is understood and agreed that the provisions of this Section 5.2 apply only with respect to the Initial Supply of PR Products from Santarus to GSK. It is understood and agreed that corresponding matters regarding PR Product supplied to GSK by an Authorized Manufacturer shall be governed by the agreement between GSK

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and such Authorized Manufacturer, and Santarus shall have no liability with respect to such Authorized Manufacturer’s performance or breach of such agreement.
          5.3 Manufacture of PR Product by GSK. GSK shall assume responsibility for obtaining supplies of, and managing its supply chain for, PR Products for the Territory as soon as reasonably practicable after the Effective Date.
               5.3.1 Contract with Authorized Manufacturer. Promptly following the Effective Date, Santarus shall introduce GSK to Santarus’ Third Party manufacturers of PR Products and API (each an "Authorized Manufacturer”) not already introduced by Santarus to enable GSK to negotiate an agreement between GSK and each such Authorized Manufacturer for the supply of PR Products and API by such Authorized Manufacturer to GSK for GSK’s distribution and sale solely within the Territory or the GSK Territory under the ROW License. Each such agreement shall:
                    (a) require that the Authorized Manufacturer’s manufacture, handling, storage, analysis and testing and other activities with respect to the PR Product for the Territory be conducted in accordance with Good Manufacturing Practices, all Applicable Law, the PR Product Registration (including any future modifications thereof), and using the same manufacturing, testing and analysis procedures as are used in connection with manufacture of Santarus’ PR Product for the United States market;
                    (b) expressly provide that Santarus’ prior approval shall be required before implementation of any planned change in the manufacture, handling, testing and analysis or storage of PR Products for the Territory;
                    (c) [***];
                    (d) provide the right for Santarus to inspect the facilities, inventories and records of such Authorized Manufacturer with respect to PR Products supplied, or to be supplied, to GSK for the Territory;
                    (e) prohibit PR Product to be shipped from the manufacturer anywhere other than directly to the Territory;
                    (f) not prohibit the manufacturer from manufacturing or supplying PR Product or API, as applicable, to Santarus or its designees; and
                    (g) be consistent in all respects with the terms and provisions of this Agreement, including the provisions regarding use of the Trademarks in connection with the packaging and labeling of the PR Products for the Territory.
               5.3.2 Supply Shortage. In the event that Santarus and GSK are using the same Authorized Manufacturer for PR Products or API and there is any shortage of supply of PR Products or API to either Party as a result of a Force Majeure event, [***].

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               5.3.3 Additional Equipment or Tooling. Nothing in this Agreement shall be construed as conveying rights for one Party to use tooling or equipment purchased by the other Party for a manufacturer or supplier or as requiring Santarus to share the cost of additional equipment or tooling necessary for a manufacturer to meet increased supply due to GSK’s use of the same manufacturer as Santarus.
               5.3.4 GSK Inventories. GSK shall use Commercially Reasonable Efforts to maintain sufficient levels of inventory of raw materials, API and PR Product in order to meet market demand for PR Product in the Territory.
               5.3.5 Additional Authorized Manufacturers. GSK may notify Santarus in writing at any time that GSK desires another manufacturer to be deemed an Authorized Manufacturer of PR Product. Santarus’ consent in writing shall be required prior to any manufacturer becoming an Authorized Manufacturer of PR Product, which consent shall not be unreasonably withheld, conditioned or delayed. In the event Santarus consents to a manufacturer becoming an Authorized Manufacturer:
                    (a) GSK shall reimburse Santarus for its costs and expenses incurred as a result of such manufacturer becoming an Authorized Manufacturer, including those costs and expenses incurred in connection with establishment fees, inspections, investigations and audits of the manufacturer, regulatory filings, correspondence and other interactions with Governmental Authorities and similar activities directly related to GSK’s use of the additional Authorized Manufacturer;
                    (b) GSK and the manufacturer shall provide all data, information and records reasonably required by Santarus in order to file and maintain the PR Product Registrations;
                    (c) The manufacturer must be approved by FDA as a manufacturer of PR Product for the Territory;
                    (d) GSK’s contracts with such manufacturer shall comply with the requirements set forth in Section 5.3.1; and
                    (e) GSK shall introduce Santarus to the manufacturer and, upon Santarus’ request, facilitate one or more meetings between Santarus and the manufacturer for the purpose of negotiating potential supply by such manufacturer of PR Products or API, as applicable, to Santarus.
ARTICLE 6
PAYMENTS
          6.1 Transfer Price. In addition to the royalties set forth in Section 6.2 below, for all PR Product supplied by Santarus as set forth in Section 5.2, GSK shall pay Santarus a transfer price with respect to each formulation and strength of PR Product equal to the applicable amount per unit set forth on Schedule 6.1 (the “Transfer Price”) with respect to PR Product supplied to GSK or its designee by or on behalf of Santarus, together with all applicable sales, use, excise and other taxes (but excluding income tax) and duties imposed by any Government Authority. Except for and to the extent of any unexpected increases in Santarus’ Manufacturing Cost or its internal costs in supplying PR Product to GSK, the Transfer Price shall be fixed for the first [***] of the Initial Supply Term. In the event the Initial Supply Term is extended pursuant to Section 5.2, the Parties shall negotiate in good faith the Transfer Price to be applied for such extended period. Full payment for PR Products supplied by Santarus to GSK shall be due and payable within [***] days following the date of receipt of Santarus’ invoice which shall be sent to GSK [***].
          6.2 Royalties on Net Sales. In partial consideration for the rights and licenses granted to GSK under this Agreement, GSK shall pay to Santarus tiered royalties on Net Sales of PR Products in the Territory during the Royalty Term at the applicable rates set forth in Section 6.2.1 below, subject to adjustment as set forth in Section 6.2.2 below and subject to Section 6.2.3. Royalties with respect to Net Sales made in each Calendar Quarter shall be paid within [***] days following the applicable Calendar Quarter end.
               6.2.1 Royalty Rates. It is understood and agreed that applicable royalty rates on Net Sales of PR Products under this Agreement shall be determined based on the total aggregate of (i) Net Sales of PR Products under this Agreement, together with (ii) any and all Net Sales (as defined under the ROW License) of Licensed Products (as defined under the ROW License) (collectively, “Aggregate Product Net Sales”) during the applicable calendar year, as follows:

Aggregate Product Net Sales
(in U.S. Dollars) During
Applicable Calendar Year	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]
               6.2.2 Reduction for Substantial Generic Competition.
                    (a) Reduction. In the event that, and for so long as, there exists Substantial Generic Competition in the Territory: (a) the royalty rates payable under Section 6.2.1 for Net Sales shall be reduced from the rates of [***],[***] and [***] specified in Section 6.2.1, above, to [***],[***] and [***], respectively, and (b) [***]. As used herein, “Substantial Generic Competition” means that, during the immediately preceding [***] Calendar Quarters, combined sales of Generic Products in the Territory by Third Parties equate to at least [***], as measured by IMS data. For clarity, the royalty reduction set forth in this Section 6.2.2 shall only apply for so long as there is Substantial Generic Competition, and the royalty rates set forth in Section 6.2.1 shall again apply if Substantial Generic Competition ceases at any time during the Royalty Term following a royalty reduction pursuant to this Section 6.2.2. GSK shall notify Santarus in writing within [***] days after GSK becomes aware of any Substantial Generic Competition.
                    (b) Allocation of Reduction Among Royalty Tiers. In the event that Substantial Generic Competition (as set forth in this Section 6.2.2 or Section 7.2.2 of the ROW License, as applicable) occurs in any one or more, but not all, of the countries in the Territory under this Agreement and the GSK Territory under the ROW License, then the royalty reduction described

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in Section 6.2.2(a) above and under Section 7.2.2 of the ROW License shall be allocated to a portion of Net Sales in each royalty tier described in Section 6.2.1 above (or Section 7.2.1 of the ROW License, as applicable) equal to the proportion of Aggregate Product Net Sales under this Agreement and the ROW License eligible for such reduction compared to the total Aggregate Product Net Sales. By way of example, and not limitation, if the total Aggregate Product Net Sales for the first Calendar Quarter of a given calendar year is $50 million, and $10 million of such Aggregate Product Net Sales occurs in countries with Substantial Generic Competition (meaning 20% of total Aggregate Product Net Sales for such Calendar Quarter occurred in countries with Substantial Generic Competition), then (A) the reduced royalty rates set forth in Section 6.2.2 (a) above and in Section 7.2.2 of the ROW License shall apply to 20% of the Aggregate Product Net Sales in each applicable royalty tier, and (B) the unreduced royalty rates set forth in Section 6.2.1 above and in Section 7.2.1 of the ROW License shall apply to the remaining 80% of the Aggregate Product Net Sales in each applicable royalty tier.
                    (c) [***]
               6.2.3 Waiver of Certain Amount of Initial Royalties. To support GSK’s commercialization of PR Products in the Territory and help defray start-up costs of GSK, Santarus agrees to waive the first Two Million Five Hundred Thousand Dollars ($2,500,000) of combined royalties due from GSK under this Section 6.2 of this Agreement and Section 7.2 of the ROW License. For clarity, the waiver of royalties under this Section 6.2.3 and under Section 7.2.3 of the ROW License together shall not exceed Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate.
               6.2.4 Royalty Term; Buyout Payment. The obligation of GSK to pay royalties under this Section 6.2 shall continue until the end of the Term, unless GSK pays to Santarus upon the twentieth (20th) anniversary of the Effective Date an amount (the “Buyout Payment”) equal to [***]. In the event GSK timely pays the Buyout Payment, GSK’s obligation to pay royalties under this Section 6.2 shall cease; provided, however, that GSK shall thereafter continue to pay Santarus continuing royalties equal to the amount of royalties (if any) that Santarus is required to pay under the Missouri Agreement with respect to PR Products sold by or under authority of GSK in the Territory.
               6.2.5 Convenience. GSK agrees that substantial commercial value has been and will be contributed by the appointment as Santarus’ exclusive distributor of PR Products in the Territory and other rights conveyed to GSK on the terms and conditions set forth in this Agreement, and acknowledges that Santarus may not own or control patents covering the manufacture, use or commercialization of PR Products throughout the Royalty Term. For their mutual convenience, the Parties have agreed to the royalty rates and payment obligations set forth in this Agreement with respect to Net Sales of PR Products in the Territory, regardless of whether the manufacture, use or commercialization of PR Products sold by GSK hereunder is covered by patents owned or controlled by Santarus.
          6.3 Reimbursement of Certain Expenses. GSK acknowledges that Santarus will be the holder of the applicable NDAs and PR Product Registrations for the PR Products and will,

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therefore, have certain responsibilities under Applicable Law with respect to reporting and other communications with the FDA and certain other regulatory activities in connection with the PR Products for the Territory. Accordingly, GSK agrees to reimburse Santarus, within thirty (30) days after invoice by Santarus, for internal and out-of-pocket expenses incurred by Santarus after the Effective Date in connection with regulatory communications and activities (including any modifications to the PR Product Registration, preparation and submission of Annual Reports and interactions with DDMAC with respect to Promotional Materials), quality control and assurance, Adverse Events, Customer complaints, recalls, out-of-specification runs, and other expenses incurred by Santarus with respect to PR Product for the Territory; provided, however, that if any such expense is incurred both for the PR Product for the Territory and for PR Product for the United States market, GSK shall only be responsible to reimburse Santarus for that portion of such expenses reasonably attributable to the PR Product in or for the Territory. Santarus shall use Commercially Reasonable Efforts to provide on a regular basis good faith non-binding estimates of expenses to be reimbursed by GSK under this Section 6.3.
          6.4 Withholding. [***].
          6.5 Method of Payments. All amounts payable to Santarus under this Agreement shall be paid in U.S. Dollars by wire transfer to a bank account it designates. All payments hereunder shall be made in the legal currency of the United States of America, and all references to “$” or “Dollars” shall refer to United States dollars. Except as otherwise set forth in this Agreement, including Sections 6.1 and 6.2, all amounts payable to Santarus under this Agreement shall be paid within a maximum of thirty (30) days from receipt of an invoice from Santarus. All payments under this Agreement shall bear interest from the date due until paid at a rate equal to [***], or, if less, the maximum rate permitted by Applicable Law. The payment of such interest shall not limit Santarus from exercising any other rights it may have as a consequence of the lateness of any payment or breach of this Agreement by GSK.
          6.6 Royalty Reports. GSK shall, within [***] days following each Calendar Quarter, make quarterly written reports to Santarus stating in each report, separately for GSK and each of its Affiliates and sub-distributors and separately for Puerto Rico and the U.S. Virgin Islands: (a) the number, description and aggregate gross amounts invoiced and Net Sales of each PR Product sold in the Territory during the immediately preceding quarter, including reasonably detailed descriptions of all itemized deductions from gross amounts invoiced; (b) the number of PR Products sold or distributed on a product-by-product basis; (c) the calculated amount of royalties due Santarus on account of such Net Sales; and (d) the basis for calculation of royalties due to Santarus, including applicable deductions or adjustments, and the royalty due to Santarus thereon. If no royalties are due for a particular quarter, GSK shall so report to Santarus. GSK’s reports under this Section 6.6 shall be transmitted to Santarus by email (to [***] and [***], or to such other e-mail address(es) as Santarus may from time to time designate in writing). Quarterly reports shall be sent within thirty (30) days after the end of each Calendar Quarter. The reports required under this Section 6.6 may be combined with royalty reports due under the ROW License; provided that any such combined report shall set forth the required information separately for the Territory.

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          6.7 Audits.
               6.7.1 By Santarus. GSK shall keep, and cause its Affiliates and any permitted sub-distributors to keep, complete and accurate records in sufficient detail to enable a calculation of royalties due to Santarus on account of Net Sales of PR Products in the Territory, determined in accordance with GAAP (including calculation of gross amounts invoiced for each PR Product, Net Sales of each PR Product, all itemized deductions from gross amounts invoiced taken to calculate Net Sales, and amounts payable hereunder to Santarus for each PR Product), as well as a calculation of any credits for Inter-Territory Sales. For the sole purpose of verifying amounts relating to this Agreement, Santarus shall have the right no more than [***] each calendar year, at its own expense, to have agents or representatives of Santarus or any of its licensors of Intellectual Property review such records for the [***] Calendar Quarters preceding such review in the location(s) where such records are maintained by GSK and its Affiliates upon reasonable notice and during regular business hours. Results of such review shall be made available to GSK. The records and results of such audits shall be deemed Confidential Information of GSK. In the event that such a review identifies an underpayment greater than [***] of the amounts that were otherwise due for a [***] during such period, [***]. Further, if the review reflects an underpayment to Santarus, such underpayment shall be promptly remitted to Santarus, together with interest calculated in the manner provided in Section 6.5. If the review reflects an overpayment to Santarus, such overpayment shall be credited against the next payment due Santarus. If the review reveals an underpayment of more than [***] of the amounts due for any period of [***], GSK shall reimburse Santarus for the costs of such audit.
               6.7.2 By GSK. Santarus shall keep, and cause its Affiliates to keep, complete and accurate records in sufficient detail to enable a calculation of any increased Manufacturing Cost of the PR Products that resulted in any increase in the Transfer Price, a calculation of rebates, administrative fees or chargebacks payable by GSK pursuant to Section 3.5.2 or a calculation of amounts payable by GSK under Section 6.3. For the sole purpose of verifying such increase in Manufacturing Cost and other amounts required to be paid by GSK under Section 3.5.2 or Section 6.3, GSK shall have the right no more than [***] each calendar year, at its own expense, to have agents or representatives of GSK review such records for the [***] preceding such review in the location(s) where such records are maintained by Santarus and its Affiliates upon reasonable notice and during regular business hours. Results of such review shall be made available to Santarus. The records and results of such audits shall be deemed Confidential Information of Santarus. In the event that such a review identifies an overpayment greater than [***] of the amounts that were otherwise due for a [***] during such period, [***]. Further, if the review reflects an underpayment to GSK, such underpayment shall be promptly remitted to Santarus, together with interest calculated in the manner provided in Section 6.5. If the review reflects an overpayment to Santarus, such overpayment shall be credited against the next payment due Santarus. If such review reveals an overpayment of more than [***] of the amounts due for any period of [***], Santarus shall reimburse GSK for the costs of such audit.

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ARTICLE 7
COMMUNICATION; AUDITS AND REGULATORY MATTERS
          7.1 Safety Data Exchange. GSK agrees to notify Santarus concerning possible Serious Adverse Events, and possible Adverse Events that are not Serious Adverse Events, within the respective time periods, and in accordance with the applicable procedures, set forth in a pharmacovigilance agreement to be mutually agreed and executed by the Parties within thirty (30) days of the Effective Date but in any event prior to the first sale of PR Product by or under authority of GSK, which pharmacovigilance agreement shall be reviewed and revised, as may be necessary, annually by the Parties.
          7.2 Medical Information Services. On or within [***] after the Effective Date, Santarus will provide to GSK, Santarus’ current database of Medical Information Letters (if any) regarding the PR Product; provided, however, that GSK will be solely responsible and liable for any use or modification of such Medical Information Letters by GSK. From and after the Effective Date, at GSK’s cost and expense, Santarus will promptly refer all requests and inquiries from healthcare professionals and consumers of the PR Product in the Territory to GSK, and GSK will provide to Santarus the telephone number to which such call will be referred. Within thirty (30) days of the Effective Date and prior to launch, GSK and Santarus will jointly develop written procedures for the administration of, and response to, medical inquiries concerning PR Product in the Territory by consumers, physicians, pharmacists and other health care professionals. GSK and Santarus will each comply with the provisions thereof at GSK’s cost and expense.
          7.3 PR Product Recalls, Complaints and other Matters.
               7.3.1 PR Product Complaints.
                    (a) Each Party will use its Commercially Reasonable Efforts to provide, within [***] after receipt, but not longer than [***] after receipt, the other Party with written notice via facsimile of all complaints it receives that relate to, or arise from, PR Product sold in the Territory, including those concerning manufacture, packaging, safety or efficacy of such PR Product, Promotional Materials or Promotional Activities. Notwithstanding the foregoing, each Party will use its Commercially Reasonable Efforts to, within [***] after receipt, provide the other Party with written notice via facsimile of all reports of complaints of tampering or contamination that relate to, or arise from, PR Product sold in the Territory.
                    (b) Santarus will investigate all complaints that may be attributable to the manufacture, packaging, safety or efficacy of PR Product supplied to GSK by Santarus as part of the Initial Supply and provide a written summary to GSK. GSK will investigate all other complaints associated with PR Product supplied to GSK by Santarus as part of the Initial Supply and all complaints that may be attributable to the manufacture, packaging, safety, or efficacy of PR Product after Initial Supply and provide a written summary to Santarus. GSK also will provide a written response on each complaint to each complainant with a copy to Santarus. The Parties will reasonably cooperate with each other concerning the investigation of such PR Product complaints, and will provide such information as reasonably requested by the other Party in connection with

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such investigations. Santarus and GSK will develop procedures for providing information on PR Product complaints and inquiries and such procedures will be outlined in the Quality Agreement. Nothing in this Section 7.3.1 will affect the Parties’ obligations with respect to pharmacovigilance reporting, as detailed in Section 7.1 or under any pharmacovigilance agreement between the Parties.
               7.3.2 Recalls, Withdrawals, Field Alerts and Other Field Corrections.
                    (a) GSK will promptly provide to Santarus any information obtained by it or its Affiliates suggesting that a PR Product Action is or may be necessary; provided that GSK will use its Commercially Reasonable Efforts to provide Santarus with such information within [***] after receipt by GSK. Further, GSK will cooperate with Santarus in obtaining any additional information that may bear upon whether to initiate any PR Product Action. The final decision regarding whether to initiate a PR Product Action will, however, rest with Santarus.
                    (b) Santarus will provide GSK with prompt notice of any determination by Santarus to initiate a PR Product Action, and GSK will immediately comply with all reasonable applicable policies established by Santarus from time to time and communicated to GSK in order to effectuate such PR Product Actions (provided that Santarus will use its Commercially Reasonable Efforts to provide GSK with such determination within [***] after such determination is made). Further, GSK will undertake whatever actions may be reasonably requested by Santarus to facilitate a PR Product Action, including ensuring dissemination of information to its distributors and other Customers and administering the retention, return and disposition of the applicable PR Product inventory in the Territory.
                    (c) The reasonable costs of any PR Product Actions attributable or allocable to handling, storage, possession, use, marketing distribution, promotion or sale of PR Products in or for the Territory, or to regulatory or promotional activities for PR Products in or for the Territory (including the reasonable costs of notifying GSK’s Customers, the reasonable costs associated with shipment of the PR Products from GSK’s (and its Affiliates’) Customers, reasonable credits extended to GSK’s and its Affiliates’ Customers as a result of the PR Product Action, and other reasonable costs incurred) will be borne by GSK.
                    (d) The reasonable costs of any PR Product Actions attributable or allocable to the manufacture of PR Products in or for the Territory during the Initial Supply (including the reasonable costs of notifying GSK’s Customers, the reasonable costs associated with shipment of the PR Products from GSK’s (and its Affiliates’) Customers, reasonable credits extended to GSK’s and its Affiliates’ Customers as a result of the PR Product Action, and other reasonable costs incurred) will be borne by Santarus, but only to the extent of amounts recovered by Santarus from the applicable Authorized Manufacturer therefor (and solely to the extent allocable to PR Products for the Territory supplied to, and paid for by, GSK hereunder as part of the Initial Supply).
          7.4 Additional Covenants of GSK. GSK (a) shall not give any Customers any guarantee or warranty on behalf of Santarus, (b) shall enter into all sale contracts for PR Product as a principal (as opposed to an agent of Santarus), (c) shall follow up and investigate Customer and

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tampering complaints related to PR Product, subject to Section 7.3, and keep Santarus informed, as appropriate, as to the nature, status and resolution of such complaints on a timely basis with sufficient information to Santarus to investigate such complaints, and (d) shall, upon receipt by GSK of any PR Product, handle, use and store PR Product in compliance with Good Manufacturing Practices, the Quality Agreement and Applicable Law.
          7.5 Compliance with Applicable Law. Each Party shall maintain in full force and effect all necessary licenses, permits and other authorizations required by Applicable Law to carry out its duties and obligations under this Agreement. Each Party shall comply with all Applicable Laws in all material respects, provided that GSK will be solely responsible for compliance with Applicable Laws pertaining to the marketing, promotion, advertisement, sale or distribution of the PR Product in the Territory by or on behalf of GSK (including Applicable Laws that apply to documentation and records retention pertaining to the distribution and use of PR Product in the Territory). GSK will store and distribute the PR Product in compliance with all Applicable Laws. Each Party will cooperate with the other to provide such letters, documentation and other information on a timely basis as the other Party may reasonably require to fulfill its reporting and other obligations to Government Authorities under Applicable Law with respect to activities hereunder. Except for such amounts as are expressly required to be paid by a Party to the other under this Agreement, each Party will be solely responsible for any costs incurred by it to comply with its obligations under Applicable Law.
          7.6 Reasonable Cooperation. Santarus and GSK each hereby agrees to use Commercially Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or proper to make effective the transactions contemplated by this Agreement, including such actions as may be reasonably necessary to obtain approvals and consents of Governmental Authorities necessary to fulfill its respective obligations under this Agreement.
          7.7 Distribution and Manufacturing Compliance Audits.
               7.7.1 GSK Facilities. From time to time as Santarus may elect during the Term (but no more than [***] each calendar year), during normal business hours and upon reasonable notice from Santarus (but not less than [***] prior notice), duly authorized representatives of Santarus, reasonably acceptable to GSK, may review and inspect, to the extent relevant to GSK’s marketing and distribution of PR Product, the premises, facilities, records, inventory and documentation maintained by GSK or any distribution facility where PR Product is stored for the purpose of determining compliance by GSK with its obligations under this Agreement.
               7.7.2 Authorized Manufacturer. GSK shall permit, and shall ensure that each Authorized Manufacturer permits, Santarus to review and inspect upon reasonable notice, to the extent relevant to the manufacture and distribution of PR Products, the premises, facilities, inventories of PR Products and materials used in the manufacture thereof, records and documentation maintained by such Authorized Manufacturer for the purpose of determining compliance with the PR Product Registration and Applicable Law.

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               7.7.3 Urgent Inspection. In the event of an Adverse Event, any proposed or actual inspection by a Governmental Authority, or other emergency involving PR Product, Santarus will have the right at any time upon oral or written notice to GSK of [***] to conduct an inspection of each distribution facility of GSK or its designee and on the premises of GSK or its designee where PR Product is kept, inventory of PR Product, storage documentation and GSK’s quality control records relating to the storage of PR Product to ensure compliance with Applicable Law and with applicable terms of this Agreement. GSK will promptly respond to Santarus’ request and the Parties will agree on the time, scope and manner of the inspection. For the avoidance of doubt, Santarus’ audit, inspection and physical inventory rights under this Section 7.7.3 will not extend to any portions of the distribution facilities of GSK, documents, records or other information which do not relate to PR Product, and GSK may redact information not related to PR Product from any documents deliverable to Santarus in connection with Santarus’ exercise of its audit, inspection and physical inventory rights hereunder.
          7.8 Notice of Regulatory Action. GSK and Santarus agree to provide the other Party with written notice in the event that it receives notice of any regulatory violations which directly relate to the PR Product in or for the Territory and which would affect the Parties’ ability to meet its obligations under this Agreement.
ARTICLE 8
REPRESENTATIONS AND WARRANTIES
          8.1 Representations and Warranties of Both Parties. Each Party hereby represents and warrants to the other Party that, as of the Effective Date:
               8.1.1 Good Standing. Such Party is duly organized, validly existing and in good standing under the Applicable Law of the state or country of its incorporation, is duly qualified to transact the business in which it is engaged in each jurisdiction where failure to be so qualified would have a material adverse effect upon its business as currently conducted, and has full corporate power and authority to enter into this Agreement and to carry out the provisions of this Agreement.
               8.1.2 Power and Authority. Such Party has the requisite power and authority and the legal right to enter into this Agreement, and to perform its obligations hereunder, and has taken all necessary corporate action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. All Persons who have executed this Agreement on behalf of such Party, or who will execute on behalf of such Party any agreement or instrument contemplated hereby, have been duly authorized to do so by all necessary corporate action.
               8.1.3 Binding Obligation. This Agreement has been duly executed and delivered on its behalf and (assuming the due execution and delivery hereof by the other Party) each such agreement is a legal and valid obligation binding upon it and is enforceable, in accordance with its terms, to the extent provided under Applicable Law.
               8.1.4 No Conflicts. The execution and the delivery of this Agreement by such Party and the consummation of the transactions contemplated hereby will not, to the best of such Party’s

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knowledge, materially conflict with or result in a material breach of any of the terms, conditions or provisions of, or constitute an express event of default under, any material instrument, agreement, mortgage, judgment, order, award or decree to which such Party is a party or by which it is bound.
               8.1.5 Compliance with Applicable Law. Such Party and its Affiliates are, and will ensure that they remain throughout the Term, in compliance in all material respects with all requirements of Applicable Law.
               8.1.6 Litigation and Claims. There is no litigation, arbitration, claim, governmental or other proceeding (formal or informal), or, to the knowledge of such Party, governmental investigation pending or threatened in writing against such Party or any of its Affiliates which, if adversely determined, would have a material adverse effect with respect to such Party performing its obligations hereunder with respect to PR Products in or for the Territory (except, in the case of Santarus, as publicly disclosed by Santarus).
          8.2 Representations and Warranties of Santarus. Santarus hereby represents and warrants to GSK that, as of the Effective Date:
               8.2.1 Regulatory Filings. Santarus has provided GSK with access to review each of the PR Product Registrations, including all material amendments and supplements thereto, relating to the PR Product with respect to the Territory, and of all material FDA correspondence pertaining to such PR Product Registrations. Santarus is the lawful holder of all rights under each of the PR Product Registrations. Santarus has complied in all material respects with all Applicable Law in connection with the preparation and submission to the FDA of each of the PR Product Registrations, and each of the PR Product Registrations has been approved by the FDA.
               8.2.2 Trademarks. Santarus is the owner of all of the issued Trademark registrations listed in Schedule 1.68, and the Trademark registrations are in full force and effect and have been maintained to date.
               8.2.3 No Third Party Claims. Santarus has not received any written claim or demand from any Third Party alleging that any infringement, violation or misappropriation of such Third Party’s intellectual property rights has occurred as a result of Santarus’ activities related to the PR Product in the United States or the Territory, nor is Santarus aware of any material actual, alleged or threatened infringement, violation or misappropriation by a Third Party of any of the Trademarks in the Territory.
               8.2.4 Clinical and Regulatory Information. The clinical and regulatory data regarding the PR Product that Santarus has made available to GSK prior to the Effective Date is true and accurate in all material respects, and Santarus has to its knowledge, as of the Effective Date, [***].
               8.2.5 Managed Care Market Agreements. Santarus’ agreements or programs with the Managed Care Market do not provide for higher rebates, administrative fees or chargebacks with respect to PR Product in the Territory than in the United States.

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          8.3 Representations and Warranties of GSK. GSK hereby represents and warrants to Santarus that, as of the Effective Date, neither GSK nor any of its Affiliates are debarred, suspended or otherwise excluded by any Governmental Authority from receiving government contracts in the Territory, nor is it, or its Affiliates or any of its employees debarred under the applicable provisions of the FD&C Act.
          8.4 No Reliance by Third Parties. The representations and warranties of a Party set forth in this Agreement are intended for the sole and exclusive benefit of the other Party hereto, and may not be relied upon by any Third Party.
          8.5 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THERE ARE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, MADE OR GIVEN BY EITHER PARTY HEREUNDER, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, INCLUDING PR PRODUCTS IN THE INITIAL SUPPLY, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.
ARTICLE 9
INDEMNIFICATION; INSURANCE AND LIMITATIONS
          9.1 Santarus Indemnification Obligations. Santarus will indemnify, defend and hold harmless GSK, its Affiliates, and their respective officers, directors, trustees, agents, employees and permitted sub-distributors (collectively, “GSK Indemnitees”), from and against any and all losses, liabilities, claims, obligations, demands, awards, settlements, penalties, fines, suits, damages, costs (including costs of investigation, defense and enforcement of this Agreement), fees, taxes, and expenses, including reasonable attorneys’ fees, experts’ fees and expenses, incurred or suffered in respect of a claim or action of a Third Party (collectively, “Losses”), that are incurred or suffered by the GSK Indemnitees or any of them by reason of, arising out of or in connection with:
                    (a) subject to Section 5.2.9, any breach of contract or negligence on the part of Santarus in performing Santarus’ obligations under this Agreement;
                    (b) the distribution, marketing, advertisement, promotion or sale of PR Product in the Territory, by or under authority of Santarus (i) prior to the Effective Date, (ii) after the termination of this Agreement, or (iii) during the Term of this Agreement pursuant to Santarus’ retained rights under Section 2.2.3;
                    (c) the distribution, marketing, advertisement, promotion or sale of PR Product outside of the Territory and outside of the GSK Territory under the ROW License, including any actual or alleged infringement of a Third Party’s intellectual property rights, by or under authority of Santarus or its Affiliates; or
                    (d) any violation of Applicable Law by Santarus in the performance of any of Santarus’ obligations under this Agreement;

provided, however, except in each case to the extent that such Loss is attributable to any matter for which GSK is obligated to indemnify a Santarus Indemnitee as provided in Section 9.2 below.
          9.2 GSK Indemnification Obligations. GSK will indemnify, defend and hold harmless Santarus, its Affiliates and licensors (including the UMissouri), and their respective officers, directors, trustees, agents, curators and employees (collectively, “Santarus Indemnitees”), from and against any and all Losses incurred or suffered by the Santarus Indemnitees or any of them, by reason of, arising out of or in connection with:
                    (a) Any breach of contract or negligence on the part of GSK in performing GSK’s obligations or permitted activities under this Agreement;
                    (b) the manufacture (excluding manufacture as part of the Initial Supply), storage, handling, distribution, marketing, advertisement, promotion, use or sale of PR Product, by or under authority of GSK, its Affiliates or sub-distributors; or
                    (c) any violation of Applicable Law by GSK in the performance of any of GSK’s obligations under this Agreement;
provided, however, except in each case to the extent that such Loss is attributable to any matter for which Santarus is obligated to indemnify a GSK Indemnitee as provided in Section 9.1 above.
          9.3 Indemnity Procedures. A Person entitled to indemnification pursuant to either Section 9.1 or Section 9.2 will hereinafter be referred to as an “Indemnitee.” A Party obligated to indemnify an Indemnitee hereunder will hereinafter be referred to as an “Indemnitor.” In the event an Indemnitee is seeking indemnification under either Section 9.1 or Section 9.2, the Indemnitee will inform the Indemnitor of a claim as soon as reasonably practicable after it receives notice of the claim, it being understood and agreed that the failure by an Indemnitee to give notice of a claim as provided in this Section 9.3 will not relieve the Indemnitor of its indemnification obligation under this Agreement except and only to the extent that such Indemnitor is actually prejudiced as a result of such failure to give notice. The Indemnitee will permit the Indemnitor to assume direction and control of the defense of the claim (including, subject to this Section 9.3, the right to settle the claim solely for monetary consideration to be paid by the Indemnitor), and, at the Indemnitor’s expense, will co-operate as reasonably requested in the defense of the claim. The Indemnitee will have the right to retain its own counsel at its own expense; provided that if the Indemnitor assumes control of such defense and the Indemnitee reasonably concludes, based on advice from counsel, that the Indemnitor and the Indemnitee have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnitor will be responsible for the reasonable fees and expenses of counsel to the Indemnitee solely in connection therewith. The Indemnitor may not settle such action or claim, or otherwise consent to an adverse judgment in such action or claim, in any manner which admits liability or wrongdoing of the Indemnitee, or which would subject the Indemnitee to an injunction, or if such settlement or judgment would materially diminish or limit or otherwise adversely affect the rights, activities or financial interests of the Indemnitee, without the express written consent of the Indemnitee.

          9.4 No Punitive or Exemplary Damages. EXCEPT FOR BREACHES OF THE OBLIGATIONS SET FORTH IN SECTIONS 2.6 AND 2.7 AND ARTICLE 11, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS) SUFFERED BY THE OTHER PARTY UNDER THIS AGREEMENT, EXCEPT TO THE EXTENT A PARTY IS REQUIRED TO INDEMNIFY THE OTHER PURSUANT TO ARTICLE 9 WITH RESPECT TO ANY SUCH DAMAGES PAID TO A THIRD PARTY AS PART OF A CLAIM.
          9.5 Insurance.
               9.5.1 Santarus. Santarus shall maintain self insurance or comprehensive general liability insurance (“CGL”), including broad form contractual liability, in an amount of at least [***] Dollars ($[***]) and product liability coverage in an amount of at least [***] Dollars ($[***]) for bodily injury and property damage. Santarus shall maintain such insurance during the Term and thereafter for a period of [***]. Santarus shall give GSK at least [***] days notice of any cancellation or termination of such insurance. Santarus will furnish to GSK a certificate of insurance evidencing such coverage (or evidence reasonably acceptable to GSK of Santarus level of self-insurance) as of the Effective Date and upon reasonable request by GSK at any time thereafter.
               9.5.2 GSK. Santarus acknowledges that GSK is self-insured. GSK shall maintain self-insurance at levels at least consistent with the levels of insurance described for sub-distributors in this Section 9.5.2 during the Term and for a period of [***] thereafter. GSK shall ensure that its sub-distributors maintain CGL insurance, including broad form contractual liability, and product liability coverages, in an amount of at least [***] Dollars ($[***]) and in an amount of at least [***] Dollars ($[***]) for bodily injury and property damage during the Term and thereafter for a period of [***]. GSK shall give Santarus at least [***] days prior written notice of any cancellation or termination of such insurance. The minimum level of insurance set forth herein will not be construed to create a limit on GSK’s or its sub-distributors’ liability with respect to its indemnification obligations hereunder. GSK shall give Santarus at least [***] days notice of any cancellation or termination of such insurance. GSK will furnish to Santarus a certificate of insurance evidencing such coverage (or evidence reasonably acceptable to Santarus of GSK’s level of self-insurance) as of the Effective Date and upon reasonable request by Santarus at any time thereafter.
ARTICLE 10
FORCE MAJEURE
          10.1 Force Majeure. Any delays in performance by any Party under this Agreement, other than with respect to the payment obligations, shall not be considered a breach of this Agreement if and to the extent caused by Force Majeure. The Party suffering such Force Majeure event shall notify the other Party in writing as soon as practicable of such inability and of the period for which such inability is expected to continue, and any time for performance hereunder shall be extended by the actual time of delay caused by the Force Majeure event; provided that the Party suffering such occurrence uses Commercially Reasonable Efforts to mitigate any damages incurred by the other Party.

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ARTICLE 11
CONFIDENTIALITY
          11.1 Confidential Information. GSK and Santarus each hereby recognize and acknowledge that the other Party’s Confidential Information constitutes valuable and confidential information. Subject to other express provisions of this Agreement, GSK and Santarus each agree as follows that during the Term, and for a period of [***] years after the effective date of termination of this Agreement for any reason:
                    (a) The Parties will not disclose, directly or indirectly, in any manner whatsoever to any Third Parties any Confidential Information received from the other Party (the “Disclosing Party”) without first obtaining the written consent of the Disclosing Party, and the other Party (“Recipient”) will keep confidential, all of the Disclosing Party’s Confidential Information that is disclosed to Recipient. Recipient agrees to use the same level of care in safeguarding the Disclosing Party’s Confidential Information that Recipient uses with its own confidential information of a similar nature, but in no event less than reasonable care. Recipient will restrict disclosure of the Disclosing Party’s Confidential Information solely to those of its (or its Affiliate’s) employees or representatives having a need to know such Confidential Information in order to exercise a right granted or fulfill an obligation under, this Agreement.
                    (b) Both Parties shall ensure that each of their respective employees and representatives who will have access to the Confidential Information of the Disclosing Party are bound by an agreement to maintain such Confidential Information in accordance with the confidentiality obligations set forth in this Article 11.
                    (c) Recipient will not use the Disclosing Party’s Confidential Information in any manner whatsoever other than solely in connection with the performance of its obligations, or exercise of its rights, under this Agreement in accordance with the terms and conditions set forth in this Agreement.
                    (d) Except as permitted by this Article 11, GSK and Santarus each agree not to disclose any terms or conditions of this Agreement or the existence of this Agreement to any Third Party without the prior written consent of the other Party, provided, that each Party will be entitled to disclose the terms of this Agreement without such consent to its advisors and potential and existing financing sources, acquirors/acquirees (including to the consultants and advisors of the foregoing), and to others (including in the case of Santarus, to UMissouri and, in the case of GSK, to potential and existing permitted sub-distributors), in each case on a need-to-know basis and on the condition that such Persons agree to keep such Confidential Information in accordance with the obligations set forth in this Article 11. In addition, either Party may disclose the terms of this Agreement to the extent reasonably required by Applicable Law or by applicable rules of any national stock exchange on which the shares of such Party are listed.
                    (e) In the event Recipient is requested pursuant to, or required by, Applicable Law to disclose any of the Disclosing Party’s Confidential Information, it will notify the Disclosing Party promptly in writing so that the Disclosing Party may seek a protective order or

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other appropriate remedy or, in the Disclosing Party’s sole discretion, waive compliance with the confidentiality provisions of this Agreement. At the Disclosing Party’s expense, Recipient will co-operate in all reasonable respects, in connection with any reasonable actions to be taken for the foregoing purpose. Recipient may, without liability, disclose the Confidential Information of the other Party to the extent such disclosure is required under Applicable Law, and Recipient will exercise reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to any of the Disclosing Party’s Confidential Information so disclosed.
                    (f) Upon the effective date of the termination of this Agreement for any reason, either Party may request in writing, and the other Party will either: (i) promptly destroy all copies of the requesting Party’s Confidential Information in the possession of the other Party and confirm such destruction in writing to the requesting Party; or (ii) promptly deliver to the requesting Party, at the other Party’s expense, all copies of such Confidential Information in the possession of the other Party, provided, however, the other Party will be permitted to retain one (1) copy of the requesting Party’s Confidential Information for the sole purpose of determining any continuing obligations hereunder (or in the case of Santarus, fulfill its obligations under the Missouri Agreement). Additionally, except as otherwise expressly provided herein, upon termination of this Agreement for any reason, both Parties will immediately cease all use of the other Party’s Confidential Information including, to the extent reasonably possible, removing all references to such Confidential Information from its internal analyses, memoranda, compilations, studies or other documents. All Confidential Information will continue to be subject to the terms of this Agreement for the period set forth in this Section 11.1.
                    (g) Each Party represents and warrants to the other Party that it has all right, title and ownership interest in and to its Confidential Information or it has the right to disclose its Confidential Information to the other Party. Each Party may seek to enforce all rights and legal remedies available under this Article 11 or by law, including injunctive relief, specific performance and other equitable remedies in the event of a breach of the provisions of this Article 11 by the other Party.
                    (h) Notwithstanding the provisions of this Article 11, the Parties agree that nothing contained in this Article 11 will prevent (i) GSK from disclosing any Santarus Confidential Information, without obtaining Santarus’ prior consent, to any Affiliate of GSK or to any Third Party who has a need to know such Confidential Information for the purposes of engaging in the manufacture or commercialization of PR Products in the Territory in accordance with this Agreement; provided that such Affiliate or Third Party is bound by obligations of confidentiality and non-use no less burdensome than those set forth in this Agreement with respect to the Confidential Information, (ii) Santarus from disclosing any GSK Confidential Information, without obtaining GSK’s prior consent, to UMissouri, as required under the Missouri Agreement, or to any Affiliate of Santarus or to any Third Party who has a need to know such Confidential Information for the purposes of engaging in the development, manufacture or commercialization of Licensed Products for sale outside of the GSK Territory; provided that such Affiliate or Third Party is bound by obligations of confidentiality and non-use no less burdensome than those set forth in this Agreement with respect to the Confidential Information, or (iii) Santarus from disclosing information or data related to PR Products in its filings or submissions to Governmental Authorities in connection with

PR Products or new formulations, indications, dosages, presentations, forms of administration or preparations for PR Products. The confidentiality obligations set forth in this Article 11 will supersede that certain Confidentiality Agreement between GlaxoSmithKline Services Unlimited and Santarus dated [***] (“Confidentiality Agreement”), and will govern any and all information disclosed by either Party to the other pursuant thereto.
          11.2 Publicity. Any key announcements or publicity regarding the existence of this Agreement or any terms or subject matter of this Agreement by either GSK or Santarus will be agreed to by GSK and Santarus in writing in advance of any such announcement or publicity. The Party preparing any such announcement, publicity or press release will provide the other Party with a draft thereof reasonably in advance of disclosure so as to permit the other Party to review and comment on such announcement, publicity or press release, unless Applicable Law otherwise requires sooner public disclosure. The foregoing notwithstanding, the Parties have agreed on a press release to announce the execution of this Agreement in the form attached as Schedule 11.2, together with a corresponding conference call script and question/answer outline for use in responding to inquiries about this Agreement. Thereafter, GSK and Santarus may each disclose to Third Parties the information contained in such press release and question/answer outline without the need for further approval by the other Party. Each Party agrees that it will cooperate fully with the other with respect to all disclosures regarding or arising out of the activities under this Agreement as required by the Securities Exchange Commission and any other Governmental Authority, including requests for confidential treatment of proprietary information of either Party included in any such disclosure.
          11.3 Trial Data; Publication. To the extent that GSK conducts any clinical trials permitted under the terms and conditions of this Agreement, GSK may post the data generated from such trials in accordance with GSK’s corporate policy on Public Disclosure and Access to Clinical Trial and Observational Study Information Data. [***].
ARTICLE 12
TERM AND TERMINATION
          12.1 Term. The term of this Agreement (the “Term”) will commence on the Effective Date and, unless sooner terminated as provided in this Article 12, shall continue in effect for so long as GSK promotes, distributes or sells PR Product in the Territory.
          12.2 Termination for Material Breach. Each Party will be entitled to terminate this Agreement in its entirety at any time during the Term by written notice to the other Party in the event that the other Party is in material default or breach of any of its obligations hereunder, and fails to remedy any such default or breach within sixty (60) days or, in the case of a failure to pay amounts due hereunder, within fifteen (15) days (respectively, the “Cure Period”) after written notice thereof by the non-defaulting/non-breaching Party. If such default or breach is not corrected within the applicable Cure Period, the non-defaulting/non-breaching Party will have the right to immediately terminate this Agreement by giving written notice to the Party in default or breach.
          12.3 Termination for Safety Issues. Either Party may, upon prior written notice to the other, immediately terminate this Agreement at any time during the Term if the withdrawal of the

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PR Product in the Territory or in the United States is commenced by Santarus or ordered or required by a Governmental Authority.
          12.4 Termination for no Launch in the Territory. Santarus may, upon written notice to GSK, immediately terminate this Agreement in the event that GSK does not commence promotion, distribution and sales of the PR Product in the Territory within three (3) months after the Effective Date; provided, however, that such three (3) month period shall be extended to the extent that a delay in GSK’s promotion, distribution and sales of the PR Product in the Territory has been caused by a breach of this Agreement by Santarus.
          12.5 Termination Without Cause.
               12.5.1 Mutual. The Parties may terminate this Agreement in its entirety at any time and for any reason during the Term upon their mutual written agreement; or
               12.5.2 By GSK. GSK may terminate this Agreement in its entirety at any time and for any reason during the Term upon providing Santarus with not less than six (6) months’ prior written notice.
          12.6 Bankruptcy. Either Party may terminate this Agreement in its entirety at any time during the Term by giving written notice to the other Party if the other Party files in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts in the aggregate or if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition will not be dismissed with sixty (60) days after the filing thereof, or if the other Party proposes or is a party to any dissolution or liquidation, or if the other Party makes an assignment for the benefit of creditors.
          12.7 Effect of Termination. Upon the effective date of termination of this Agreement for any reason, all licenses and rights granted to GSK by Santarus under this Agreement, including under the Intellectual Property and Trademarks, and GSK’s right to promote, distribute and sell Products under the PR Product Registration, will terminate, and all rights therein will revert to Santarus. Upon such termination, GSK will:
                    (a) at Santarus’ discretion, either destroy all Promotional Materials, or assign and transfer to Santarus all such Promotional Materials (including any copyrights therein);
                    (b) offer to sell to Santarus GSK’s then-current inventory of PR Product at GSK’s cost to the extent that the PR Products have a [***] remaining shelf life; provided, however, that GSK shall have the non-exclusive right, for a period of up to [***] after termination of this Agreement, to sell (in the Field in the Territory) any remaining stocks of PR Products on hand at the time of such termination that are not purchased by Santarus, such sales to be made in accordance with, and subject to, all applicable payment, reporting, indemnity and other obligations set forth in this Agreement; and provided further that GSK agrees that it and its Affiliates and permitted Sublicensees shall, on request of Santarus and for a period not to exceed [***] following such

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termination, continue to distribute (on a non-exclusive basis) existing stocks of PR Products in the Field in the Territory in accordance with, and subject to, the terms and conditions of this Agreement.
                    (c) assign to Santarus at Santarus’ request GSK’s rights in any or all Third Party agreements for licenses, services or supplies used in the promotion, distribution, marketing, advertisement or sale of PR Product in the Territory during the Term, to the extent such agreements are assignable and can be limited to PR Product in the Territory;
                    (d) return to Santarus all relevant records, materials or Confidential Information relating to PR Product in GSK’s (or any of its Affiliates’ or contractors’) possession;
                    (e) cease all marketing, sale, promotion, advertising and distribution of PR Product in the Territory; and
                    (f) At GSK’s cost and expense, take all steps reasonably requested by Santarus to transition the distribution process for PR Product in the Territory back to Santarus or its designees.
          12.8 Survival Upon Termination.
               12.8.1 General. The following provisions will survive any termination of this Agreement: Articles 9, 11, 13 and 14 and Sections 2.6.1, 2.7, 2.10 (subject to Section 12.8.4), 3.2.2, 3.2.3(d), 3.3.4, 3.6.3, 4.1.3, 5.2.9, 6.7, 12.7 and 12.8.
               12.8.2 Payments. Upon termination of this Agreement, Santarus will have the right to retain any sums already paid by GSK hereunder, and Santarus will have the right to receive all royalties and other payments accrued prior to such termination.
               12.8.3 Accrued Liabilities. Termination of this Agreement will not relieve the Parties of any liability which accrued hereunder prior to the effective date of such termination, including any payment obligations, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.
               12.8.4 No Licenses Survive. For the avoidance of doubt, upon the termination of this Agreement for any reason, all of the rights and licenses to the PR Product and under the Intellectual Property and the Trademarks granted by Santarus to GSK pursuant to this Agreement will terminate and GSK will no longer have any rights to the PR Product or under the Intellectual Property or Trademarks. Upon the termination of this Agreement for Santarus’ breach pursuant to Section 12.2, all of the rights and licenses under the GSK IP granted by GSK to Santarus pursuant to this Agreement will terminate and Santarus will no longer have any rights under the GSK IP.

ARTICLE 13
DISPUTE RESOLUTION
     13.1 Dispute Resolution.
               13.1.1 Informal Resolution. Except with regard to any matters which are to be resolved as set forth in Section 5.2.4(b), in the event of any dispute, controversy or claim arising out of, relating to or in connection with any provision of this Agreement or the rights or obligations of the Parties hereunder (a “Dispute”), the Parties will try to settle their differences amicably between themselves as contemplated herein. Either Party may initiate such informal dispute resolution by sending written notice setting forth in reasonable detail the nature of the dispute (the “Dispute Notice”) to the other Party. Within thirty (30) days after such notice, the President of GSK’s International Pharmaceutical business or his/her designee with authority to resolve such matter, and the Chief Executive Officer of Santarus, or his/her designee with authority to resolve such matter, shall meet to negotiate in good faith a resolution to the dispute within such thirty (30) day period. If such representatives are unable to promptly resolve such disputed matter within the said thirty (30) days, either Party may thereafter initiate arbitration proceedings in accordance with Section 13.1.2. The provisions of this Section 13.1.1 will not restrict in any way the Parties’ rights to seek preliminary injunctive or other equitable relief from any court having jurisdiction.
               13.1.2 Arbitration. If a dispute is unresolved following attempted informal dispute resolution pursuant to Section 13.1.1, then either Party may initiate arbitration before a panel of three (3) arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”) then in force; provided, however, that any dispute related to the infringement, validity or enforcement of any intellectual property right shall be heard by a court of competent jurisdiction in the country where such right exists. The following provisions shall apply with respect to such arbitration:
                    (a) Arbitrators. Within thirty (30) days after receipt of the notice of arbitration by the Party not initiating such arbitration, each Party shall appoint an arbitrator who is independent of the Parties (which arbitrator shall have reasonable knowledge regarding the pharmaceutical industry), and those two arbitrators shall appoint the third arbitrator within thirty (30) days. In the event that the two (2) arbitrators are unable to agree on a third within the required time, either Party may apply under the applicable rules of the AAA for the appointment of that third arbitrator, and the selection of an arbitrator under such rules of the AAA shall be final and binding on the Parties.
                    (b) Process. The Parties shall seek to timely appoint their respective arbitrators and to have the full panel of three (3) arbitrators appointed within three (3) months after the non-initiating Party received the notice of arbitration, and seek to conclude the arbitration within nine (9) months after the full arbitration panel has been appointed. The arbitration panel shall determine what discovery will be permitted; provided that the arbitration panel shall permit such discovery as the panel deems necessary to permit a fair resolution of the dispute. The arbitrators shall not order discovery against one Party of a type or nature that is not available against the other Party. The place of arbitration shall be [***]. The arbitration shall be conducted in the English

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language, and all evidence shall be presented in English; provided that any evidence original in a language other than English shall be provided in the original language with a certified translation in English.
                    (c) Final and Binding. The Parties agree that the award rendered shall be final and binding upon the Parties, and shall be the sole and exclusive remedy with respect to all disputes, controversies, claims and counterclaims presented to the arbitrators (which shall not include any dispute related to the infringement, validity or enforcement of any intellectual property).
                    (d) Timing. The Parties and the arbitrators shall use all reasonable efforts to complete any such arbitration within one (1) year from the filing of notice of a request for such arbitration unless a Party can demonstrate to the arbitrators that the complexity of the issues or other reasons warrant the extension of the one (1) year period. In such event, the arbitrators may extend such period as reasonably required.
                    (e) Costs and Fees. [***]. In determining the appropriate remedy(ies) hereunder, the arbitrators may take into account the number of prior breaches committed by a breaching Party, the number of prior accusations of breaches alleged by the Parties and any prior breaches found to be in bad faith.
                    (f) Not Public. The arbitration proceedings and the decision shall not be made public without the joint consent of the Parties, and each Party shall maintain the confidentiality of such proceedings and decision unless otherwise permitted by the other Party; provided either Party makes such disclosures as are required to comply with Applicable Law.
               13.1.3 Courts. Nothing in this Agreement shall be deemed as preventing any Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the dispute as necessary to protect any Party’s name, proprietary information, trade secrets, know-how or any other proprietary rights. Judgment upon any arbitration award hereunder may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award or an order of enforcement, as the case may be. The Parties hereby consent to the jurisdiction of the state and Federal courts in and for [***].
ARTICLE 14
MISCELLANEOUS PROVISIONS
          14.1 Notices. Notices required or permitted under this Agreement will be in writing and sent by prepaid registered or certified air mail or by overnight express mail (e.g., FedEx), or by facsimile (receipt confirmed and copy provided by prepaid registered or certified air mail letter) or by overnight express mail (e.g., FedEx), and will be deemed to have been properly served to the addressee upon receipt of such written communication, to the following addresses of the Parties, or such other address as each Party may from time to time designate by written notice to the other Party as set forth herein:

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          If to Santarus:
               Santarus, Inc.
               10590 West Ocean Air Drive, Suite 200
               San Diego, California 92130
               Attention: President and CEO
               Facsimile No.: 858-314-5701
          with a copy to:
               Santarus, Inc.
               10590 West Ocean Air Drive, Suite 200
               San Diego, California 92130
               Attention: Legal Affairs Department
               Facsimile No.: [***]
          If to GSK:
               GlaxoSmithKline Services Unlimited
               980 Great West Road
               Brentford
               Middlesex
               TW8 9GS
               United Kingdom
               Attention : Senior Vice President Commercial Development GSK
               Pharmaceuticals International
               Facsimile No: — [***]
          with a copy to:
               GlaxoSmithKline Serrvices Unlimited
               980 Great West Road
               Brentford
               Middlesex
               TW8 9GS
               United Kingdom
               Attention : Senior Vice President Legal Operations International & Japan
               Facsimile No: — [***]
          14.2 Governing Law. The form, execution, validity, construction and effect of this Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to the choice-of-law provisions thereof.

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          14.3 Performance by Affiliates. The Parties recognize that each Party may perform some or all of its obligations under this Agreement through Affiliates; provided, however, that each Party will remain responsible for and guarantees the performance by its Affiliates and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceeds against an Affiliate, for any obligation or performance hereunder prior to proceeding directly against such Party.
          14.4 Miscellaneous.
               14.4.1 Binding Effect. This Agreement will be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.
               14.4.2 Headings. Article and Section headings are inserted for convenience of reference only and do not form a part of this Agreement.
               14.4.3 Counterparts. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which will be deemed an original.
               14.4.4 Entire Agreement; Amendment; Waiver. This Agreement, together with the ROW License, constitutes the entire understanding of the Parties with respect to the subject matter hereof and supersedes all previous writings and understandings, including the Confidentiality Agreement. This Agreement may be amended, modified, superseded or cancelled, and any of the terms may be waived, only by a written instrument executed by each Party or, in the case of waiver, by the Party waiving compliance. No waiver by any Party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, will be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.
               14.4.5 No Third Party Beneficiaries. Except as expressly provided in Sections 9.1 and 9.2 (in either case subject to Section 9.3), no Third Party, including any employee of any Party to this Agreement, will have or acquire any rights by reason of this Agreement.
               14.4.6 Assignment and Successors. Neither party may assign or transfer its rights under this Agreement or delegate its duties hereunder, by merger, sale of assets, operation of law or otherwise, without the prior written consent of the other; provided, however, that (a) Santarus may assign this Agreement without such consent in connection with the sale or transfer of all or substantially all of its business or assets related to the PR Product, and (b) GSK may assign this Agreement without such consent of Santarus to an Affiliate or an entity that is not a Competing Third Party and which acquires all or substantially all of GSK’s pharmaceuticals marketing and distribution business in the Territory, whether by merger, sale of assets or otherwise. Any attempted assignment, sale or transfer in violation of the prior sentence will be void. Upon any permitted assignment or transfer of this Agreement by either Party, (i) the other Party shall be given prompt written notice of such assignment and (ii) the assignee shall agree in writing to be bound by the terms and conditions set forth herein. As used herein, “Competing Third Party” means [***].

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               14.4.7 Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, such provision shall be considered severed from this Agreement, and it is the intention of the Parties that the remainder of the Agreement will not be affected. The Parties will make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one which as closely as possible achieves the objectives contemplated by the Parties when entering this Agreement.
               14.4.8 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other commercially reasonable acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
               14.4.9 Relationship of the Parties. It is not the intent of the Parties hereto to form any partnership or joint venture. Each Party will, in relation to its obligations hereunder, be deemed to be and will be an independent contractor, and nothing in this Agreement will be construed to give such Party the power or authority to act as agent for the other Party for any purpose, or to bind or commit the other Party in any way whatsoever.
[The remainder of this page is intentionally left blank; signature page follows.]

     IN WITNESS WHEREOF, the Parties have caused this Distribution Agreement to be executed by their duly authorized representatives as of the Effective Date.

GLAXO GROUP LIMITED			SANTARUS, INC.

By:	/s/ Stephen J. Crookes		By:	/s/ Gerald T. Proehl

	Name: Stephen J. Crookes			Name: Gerald T. Proehl
	Title:	VP, Business Development — GSKI		Title:	President and CEO

SCHEDULE 1.70
TRADEMARKS

		Appl. No./	Reg. No./
MARK	COUNTRY	Date	Date	CLASS: GOODS/SERVICES	STATUS
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]

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SCHEDULE 5.2.2
MAXIMUM SUPPLY FOR INITIAL SIX (6) MONTHS

Product	Quantity[1]
40 mg capsules trade	[***]
40 mg capsules samples	[***]
40 mg powder trade	[***]
40 mg powder samples	[***]
20 mg capsules trade	[***]
20 mg capsules samples	[***]
20 mg powder trade	[***]
20 mg powder samples	[***]

[1]	[***].
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SCHEDULE 6.1
TRANSFER PRICE

Product	Price ($)/Unit[1]
40 mg capsules trade	[***]
40 mg capsules samples	[***]
40 mg powder trade	[***]
40 mg powder samples	[***]
20 mg capsules trade	[***]
20 mg capsules samples	[***][2]
20 mg powder trade	[***][2]
20 mg powder samples	[***][2]

[1]	Trade Unit measure is per bottle for capsules and per carton for powder. Samples unit measure is per 5-capsule bottle and per 3-packet carton.

[2]	[***].
***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 11.2
PRESS RELEASE

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Lippert/Heilshorn & Associates, Inc.
VP Finance & Investor Relations	Jody Cain (jcain@lhai.com)
(858) 314-5824	Eleanor Tang (etang@lhai.com)
Debra P. Crawford	(310) 691-7100
Chief Financial Officer
(858) 314-5708
For Immediate Release
SANTARUS LICENSES RIGHTS TO GLAXOSMITHKLINE FOR ZEGERID
IMMEDIATE-RELEASE OMEPRAZOLE PRODUCTS IN OVER 100 COUNTRIES
Santarus and GSK also sign distribution agreement for ZEGERID prescription products in Puerto Rico and U.S. Virgin Islands
Conference call to begin at 5:00 p.m. Eastern time today
SAN DIEGO (December 3, 2007) — Santarus, Inc. (NASDAQ: SNTS), a specialty pharmaceutical company, today announced that it has entered into agreements granting exclusive rights to GlaxoSmithKline plc (GSK), to commercialize prescription and over-the-counter immediate-release omeprazole products (Licensed Products) for a number of markets in GSK’s International Region (including Africa, Asia, the Middle-East, and Central and South America), and to distribute and sell ZEGERID® brand prescription products in Puerto Rico and the U.S. Virgin Islands (USVI).
Under the license agreement, GSK will be responsible for the development, manufacture and commercialization of Licensed Products in up to 114 countries, excluding the U.S., Europe, Australia, Japan and Canada. In addition, under a separate distribution agreement, GSK will distribute, market and sell ZEGERID brand prescription products in Puerto Rico and the USVI beginning in the first quarter of 2008. GSK will bear all costs for its activities under the license and distribution agreements.
GSK will pay Santarus an $11.5 million upfront fee and tiered double digit royalties, subject to reduction in certain circumstances, on net sales of any products sold under the license and distribution agreements. The term of the license agreement continues so long as GSK is obligated to pay royalties and the term of the distribution agreement continues as long as GSK sells the products, unless the agreements are terminated earlier by either GSK or Santarus under specified circumstances. GSK has an option to make a buy-out payment 20 years after the effective date of the agreements, after which time, GSK’s royalty obligations generally would end. To support GSK’s initial launch costs, Santarus will waive the first $2.5 million of aggregate royalties payable under the license and distribution agreements.
“As a leading global pharmaceutical company, GSK has well established international commercialization capabilities. We believe its demonstrated success in the gastrointestinal therapeutic area make GSK an ideal partner for Santarus in the covered markets,” said Gerald T. Proehl, president and chief executive officer of Santarus. “We also believe this relationship with GSK is a major advancement of our strategic objective to leverage our immediate-release proton pump inhibitor intellectual property in international markets and to further diversify our potential sources of future revenues.”

“This agreement combines GSK’s commercial strength in these countries with a great opportunity in the form of ZEGERID immediate-release omeprazole products,” commented Dr. Russell Greig, President, GSK Pharmaceuticals International.
      Conference Call
     Santarus has scheduled an investor conference call regarding this announcement at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) today, December 3, 2007. Individuals interested in participating in the call may do so by dialing 888-803-8275 for domestic callers, or 706-643-7736 for international callers. A telephone replay will be available for 48 hours following conclusion of the call by dialing 800-642-1687 for domestic callers, or 706-645-9291 for international callers, and entering reservation code 26421314. The live conference call also will be available via the Internet by visiting the Investor Relations section of the Santarus Web site at www.santarus.com, and a recording of the call will be available on the company’s Web site for 14 days following the completion of the call.
      About Currently Marketed ZEGERID Prescription Products in the U.S.
     ZEGERID (omeprazole/sodium bicarbonate) Capsules and Powder for Oral Suspension contain a combination of omeprazole, a proton pump inhibitor (PPI), and sodium bicarbonate, an antacid, which raises the gastric pH and thus protects the omeprazole from acid degradation.
     In the U.S., ZEGERID Capsules and ZEGERID Powder for Oral Suspension are indicated for the treatment of heartburn and other symptoms associated with gastroesophageal reflux disease (GERD), erosive esophagitis, and gastric and duodenal ulcers. ZEGERID Powder for Oral Suspension is also indicated for the reduction of risk of upper gastrointestinal bleeding in critically ill patients.
     These ZEGERID products offer a distinct pharmacological profile — rapidly reaching maximal plasma levels (in approximately 30 minutes) and providing strong acid control, with a median 24-hour gastric pH of greater than 4 ranging from 12.2 hours to 18.6 hours, depending on the strength and dosage form, after repeated once-daily dosing. ZEGERID can be conveniently taken once-a-day on an empty stomach, at least one hour before a meal.
     PPIs are widely prescribed for a variety of diseases and disorders of the upper digestive tract. All currently marketed oral PPIs in the U.S., other than ZEGERID, are delayed-release formulations that utilize an enteric coating to protect the PPI from acid degradation, thereby delaying absorption and initial acid suppression. Unlike delayed-release PPIs, ZEGERID Capsules and Powder for Oral Suspension utilize an antacid in lieu of an enteric coating. The antacid neutralizes stomach acid and protects the PPI, omeprazole, from gastric acid degradation and allows for its rapid absorption and suppression of gastric acid.
      Important Safety Information
     The most frequently reported adverse events with ZEGERID are headache, diarrhea, and abdominal pain. In critically ill patients treated with ZEGERID, adverse events generally reflected the serious, underlying medical condition of the patients, and were similar for patients treated with ZEGERID and with the comparator (acid-controlling) drug. Symptomatic response to therapy does not preclude the presence of gastric malignancy. Atrophic gastritis has been noted occasionally in gastric corpus biopsies from patients treated long term with omeprazole.

     ZEGERID Capsules contain 303 mg of sodium per dose. ZEGERID Powder for Oral Suspension contains 460 mg of sodium per dose. This should be taken into consideration for patients on a sodium-restricted diet. Sodium bicarbonate is contraindicated in patients with metabolic alkalosis and hypocalcemia. ZEGERID is contraindicated in patients with known hypersensitivity to any component of the formulation.
     Since both 20 mg and 40 mg ZEGERID contain the same amount of sodium bicarbonate (1100 mg in capsules, 1680 mg in packets of powder for oral suspension), two 20 mg capsules are not equivalent to, and should not be substituted for, one 40 mg capsule, and two 20 mg packets are not equivalent to, and should not be substituted for, one 40 mg packet.
About Santarus
     Santarus, Inc. is a specialty pharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by gastroenterologists or primary care physicians. The company’s current marketing efforts are primarily focused on ZEGERID Capsules and Powder for Oral Suspension. These products are immediate-release formulations of omeprazole, a widely prescribed PPI. More information about Santarus is available on the company’s Web site at www.santarus.com.
     Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: risks related to the license and distribution agreements with GSK, including the success of GSK’s development, distribution, sales and marketing activities, GSK’s ability to obtain regulatory approvals in the licensed international markets, GSK’s level of commitment and the potential for termination of one or both of the agreements; the scope and validity of patent protection for ZEGERID and other licensed products and Santarus’ and GSK’s ability to commercialize ZEGERID and other licensed products without infringing the patent rights of others; unexpected adverse side effects or inadequate therapeutic efficacy of ZEGERID or other licensed products that could delay or prevent product development or commercialization, or that could result in recalls or product liability claims; competition from other pharmaceutical or biotechnology companies; and other risks detailed in Santarus’ prior press releases as well as in public periodic filings with the Securities and Exchange Commission.
     You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
     Santarus® and ZEGERID® are registered trademarks of Santarus, Inc.